                                                                 Rule 424(b)(4)


PROSPECTUS

                                   $50,000,000

                            COMMERCE CAPITAL TRUST I

[LOGO]                        8-3/4% CAPITAL SECURITIES
                (Liquidation Amount $25.00 per Capital Security) fully and unconditionally guaranteed, as described herein, by

                             COMMERCE BANCORP, INC.

                             ---------------------


         The 8-3/4% Capital Securities (the "Capital Securities") offered hereby will represent beneficial interests in Commerce Capital Trust I, a business trust formed under the laws of the State of Delaware (the "Trust"). Commerce Bancorp, Inc., a New Jersey corporation (the "Corporation" or the "Company"), will be the owner of all of the beneficial interests represented by common securities of the Trust (the "Common Securities," and together with the Capital Securities, the "Trust Securities"). Wilmington Trust Company is the Property Trustee of the Trust. The Trust exists for the exclusive purposes of issuing the Trust Securities and investing the proceeds thereof in the 8-3/4% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures"), to be issued by the Corporation, and certain other limited activities as described herein. The Junior Subordinated Debentures are scheduled to mature on June 30, 2027 (the "Stated Maturity Date"). The Capital Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Capital Securities -- Subordination of Common Securities."
                                                       (Continued on next page)
                                ---------------



         See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the Capital Securities.

                                ---------------

       THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS
         OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
            CORPORATION OR ANY OTHER INSURER OR GOVERNMENTAL AGENCY.

                                ---------------

         Application will be made to list the Capital Securities on the New York Stock Exchange under the symbol "CBHPrT." If approved for listing, trading of the Capital Securities on the New York Stock Exchange is expected to commence within 30 days after the initial delivery of the Capital Securities.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


======================================================================================================================
                                                Initial Public             Underwriting              Proceeds to
                                               Offering Price              Commission(1)             Trust(2)(3)
----------------------------------------------------------------------------------------------------------------------
Per Capital Security.....................           $ 25.00                   (3)                        $ 25.00
----------------------------------------------------------------------------------------------------------------------
Total(4).................................         $50,000,000                 (3)                      $50,000,000
======================================================================================================================

(1) The Corporation and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act. See "Underwriting."

(2)  Before deducting estimated expenses of $250,000 payable by the Corporation.

(3) In view of the fact that the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Corporation, as issuer of the Junior Subordinated Debentures, has agreed to pay the Underwriters, as compensation, $0.75 per Capital Security
     (or $1,500,000 in the aggregate). See "Underwriting."

(4) The Trust and the Company have granted to the Underwriters an option exercisable for 30 days to purchase up to an additional $7,500,000 of Capital Securities at the initial public offering price per Capital Security solely to cover over-allotments, if any. The Company will pay to the Underwriters, as Underwriters' Compensation, the commission set forth above in footnote (3) with respect to such additional Capital Securities. If such option is exercised in full, the Total Initial Public Offering Price, Underwriting Commission and Proceeds to the Trust will be $57,500,000, $1,725,000 and $57,500,000, respectively. See "Underwriting."

         The Capital Securities are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Capital Securities will be made in book-entry form only through the facilities of The Depository Trust Company ("DTC") on or about June 9, 1997, against payment therefor in immediately available funds.






Wheat First Butcher Singer                      Janney Montgomery Scott Inc.





                   The date of this Prospectus is June 6, 1997

(Continued from the previous page)


         The Capital Securities will be represented by a global Capital Security in fully registered form, deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in such Capital Securities will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Except as described under "Description of Capital Securities," Capital Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Capital Securities. Application will be made to list Capital Securities on the New York Stock Exchange. See "Underwriting." Settlement for the Capital Securities will be made in immediately available funds. The Capital Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Capital Securities will therefore settle in immediately available funds.


         Holders of the Trust Securities will be entitled to receive cumulative cash distributions arising from the payment of interest on the Junior Subordinated Debentures, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997, at the annual rate of 8-3/4% of the Liquidation Amount of $25.00 per Trust Security ("Distributions"). So long as there is no Debenture Event of Default (as defined herein), the Corporation will have the right to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that an Extension Period must end on an Interest Payment Date (as defined herein) and may not extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due, the Corporation may elect to begin a new Extension Period, subject to the requirements set forth herein. If and for so long as interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Securities also will be deferred, and the Corporation will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Corporation's capital stock or to make any payment with respect to debt securities of the Corporation that rank pari passu with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Securities are entitled will continue to accumulate) at the rate of 8-3/4% per annum, compounded quarterly, and holders of Trust Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes prior to the receipt of the cash attributable to such income. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."



         The Corporation will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture (each as defined herein), guarantee all of the Trust's obligations under the Trust Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee will guarantee payments of Distributions and payments upon liquidation of the Trust or redemption of the Trust Securities, but only to the extent that the Trust has funds legally available therefor and has failed to make such payments, as described herein. See "Description of Guarantee." If the Corporation fails to make a required payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Trust Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds legally available therefor. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights in respect of such payment. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Capital Securities." The obligations of the Corporation under the Guarantee and the Junior Subordinated Debentures will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior

Subordinated Debentures -- Subordination"). See "Risk Factors -- Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures; Limitation on Source of Funds." In addition, because the Corporation is a holding company, the Junior Subordinated Debentures and the Guarantee effectively will be subordinated to all existing and future liabilities, including deposits, of the Corporation's banking subsidiaries.


         The Trust Securities will be subject to mandatory redemption in a Like Amount (as defined herein), (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures at a redemption price equal to 100% of the principal amount of, plus accrued and unpaid Distributions on, the Junior Subordinated Debentures (the "Redemption Price"), (ii) in whole
but not in part, at any time prior to            , 2002 (the "Initial Optional
Prepayment Date"), contemporaneously with the optional prepayment of the Junior Subordinated Debentures by the Corporation, upon the occurrence and continuation of a Special Event (as defined herein), at the Redemption Price, and (iii) in whole or in part, on or after the Initial Optional Prepayment Date, contemporaneously with the optional prepayment by the Corporation of all or part of the Junior Subordinated Debentures, at the Redemption Price. See "Description of Capital Securities -- Redemption."


         Subject to the Corporation having received any required regulatory approvals, the Junior Subordinated Debentures will be prepayable prior to the Stated Maturity Date at the option of the Corporation (i) on or after the Initial Optional Prepayment Date, in whole or in part, at a price (the "Prepayment Price") equal to 100% of the principal amount to be prepared together with accrued and unpaid Distributions to, but excluding, the date fixed for prepayment, or (ii) at any time prior to the Initial Optional Prepayment Date, in whole but not in part, upon the occurrence and continuation of a Special Event, at the Prepayment Price See "Description of Junior Subordinated Debentures -- Optional Prepayment" and "-- Special Event Prepayment."

         The Corporation will have the right at any time to terminate the Trust and, after satisfaction of liabilities of creditors of the Trust as required by applicable law, to cause a Like Amount of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to (i) the Corporation having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities and (ii) the receipt of any required regulatory approvals. Unless the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, in the event of a liquidation of the Trust as described herein, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Securities generally will be entitled to receive a Liquidation Amount of $25.00 per Trust Security plus accumulated and unpaid Distributions thereon to the date of payment. See "Description of Capital Securities -- Liquidation of the Trust and Distribution of Junior Subordinated Debentures."


         THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY AND LIKE THE CAPITAL SECURITIES DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENTAL AGENCY.


                               ------------------


         CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE CAPITAL SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, PURCHASING OF CAPITAL SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSING OF PENALTY BIDS. SUCH STABILIZING, IF COMMENCED, MAYBE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). The Corporation's common stock is traded on the New York Stock Exchange. Such reports, proxy statements and other information concerning the Corporation also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company and the Trust have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits, and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Company, the Trust and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

         No separate financial statements of the Trust have been included herein. The Corporation and the Trust do not consider that such financial statements would be material to holders of the Capital Securities because (i) the Trust is a newly-formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures, issuing the Trust Securities and engaging in incidental activities,
(ii) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, and
(iii) the obligations of the Trust under the Capital Securities are guaranteed by the Company as described herein. See "Commerce Capital Trust I," "Description of Capital Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Corporation does not expect that the Trust will file reports, proxy statements and other information under the Exchange Act with the Commission.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended by the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997, the Company's Current Reports on Form 8-K dated January 28, 1997 and Form 8-K/A dated March 31, 1997, the Company's Form 10-K/A dated April 28, 1997, and Independence Bancorp, Inc.'s

Form 10-K for the fiscal year ended December 31,1995 previously filed by the Company (or Independence Bancorp, Inc.) with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         Each document filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Commerce Bancorp, Inc., Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, Attention: C. Edward Jordan, Jr., Executive Vice President; telephone (609) 751-9000.

                                     SUMMARY



         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. As used herein, (i) the "Indenture" means the Indenture, to be dated as of June 6, 1997, as amended and supplemented from time to time, between the Corporation and Wilmington Trust Company, as trustee (the "Debenture Trustee"), relating to the Junior Subordinated Debentures, (ii) the "Trust Agreement" means the Amended and Restated Declaration of Trust relating to the Trust among the Corporation, as Sponsor, Wilmington Trust Company, as Property Trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), and the Administrative Trustees named therein (collectively, with the Property Trustee, the Delaware Trustee and the Administrative Trustees, the "Issuer Trustees") and
(iii) the "Guarantee" means the Guarantee Agreement relating to the Capital Securities between the Corporation and Wilmington Trust Company, as Guarantee Trustee (the "Guarantee Trustee").



                             Commerce Bancorp, Inc.


         Commerce Bancorp, Inc. (the "Corporation" or the "Company") is a multi-bank holding company headquartered in Cherry Hill, New Jersey which operates three nationally chartered bank subsidiaries and one New Jersey chartered bank subsidiary: Commerce Bank, N.A.("Commerce NJ"), Cherry Hill, New Jersey, Commerce Bank/Pennsylvania, N.A. ("Commerce PA"), Devon Pennsylvania, Commerce Bank/Shore, N.A. ("Commerce Shore"), Toms River, New Jersey and Commerce Bank/North ("Commerce North"), Ramsey, New Jersey (Commerce NJ, Commerce PA, Commerce Shore and Commerce North are herein collectively referred to as the "Banks"). These four bank subsidiaries have 45 retail branch offices in Southern New Jersey, 9 retail branch offices in Northern New Jersey and 14 retail branch offices in Metropolitan Philadelphia. As of March 31, 1997, the Company, on a consolidated basis, had total assets of approximately $3.3 billion, total deposits of approximately $3.1 billion and total stockholders' equity of approximately $204.3 million.


         The Company provides a full range of retail and commercial banking services for consumers and small and mid-sized companies. Lending services are focused on commercial real estate and commercial and consumer loans to local borrowers. The Company's lending and investment activities are funded principally by retail deposits gathered through its retail branch office network.


         Commerce National Insurance Services, Inc., a wholly-owned subsidiary of Commerce North ("Commerce Insurance") operates as a regional insurance brokerage firm concentrating on commercial property, casualty and surety as well as personal lines. In addition, Commerce Insurance offers a line of employee benefit programs including both group as well as individual medical, life, disability and pension. Commerce Insurance currently operates out of nine locations in New Jersey. Commerce Insurance places insurance for clients in many states, primarily New Jersey and Pennsylvania.

         The Company maintains its executive office at 1701 Route 70 East, Cherry Hill, New Jersey, 08034-5400; telephone (609) 751-9000.


         See "Selected Consolidated Financial Data" and "Commerce Bancorp, Inc."

                            Commerce Capital Trust I

         The Trust is a statutory business trust formed under Delaware law upon the filing of a certificate of trust with the Delaware Secretary of State. The Trust's business and affairs are conducted by the Issuer Trustees: the Property Trustee, the Delaware Trustee, and the three individual Administrative Trustees, who are officers of the Corporation. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Corporation and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of the Trust and, accordingly, payments under the Junior Subordinated Debentures will be the sole revenue of the Trust. All of the Common Securities will be owned by the Corporation. See "Commerce Capital Trust I."

                                  The Offering

Securities Offered........................ $50,000,000 aggregate Liquidation Amount of 8-3/4% Capital
                                           Securities (Liquidation Amount $25.00 per Capital Security).


Offering Price............................ $25.00 per Capital Security.

Distribution Dates........................ March 31, June 30, September 30 and December 31 of each year, commencing
                                           September 30, 1997.


Extension Periods......................... So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Distributions on Capital Securities will be deferred for the duration of any Extension Period elected by the
                                           Corporation with respect to the payment of interest on the Junior
                                           Subordinated Debentures. No Extension Period will exceed 20 consecutive quarterly periods, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. If a deferral of interest payments occurs, the holders of Capital Securities will be required to include deferred interest income in their gross income for United
                                           States federal income tax purposes in advance of any corresponding cash distributions. See "Description of Junior Subordinated Debentures --
                                           Option to Extend Interest Payment Date" and "Certain Federal Income Tax
                                           Consequences -- Interest Income and Original Issue Discount."


Ranking................................... The Capital Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities except as described under
                                           "Description of Capital Securities -- Subordination of Common
                                           Securities." The Junior Subordinated Debentures will rank pari passu with all other junior subordinated debentures (if any) issued by the
                                           Corporation (the "Other Debentures"), which are issued and sold (if at all) to other trusts established by the Corporation (if any), in each case similar to the Trust ("Other Trusts"), and will constitute unsecured obligations of the Corporation and will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Indenture. See "Description of Junior
                                           Subordinated Debentures." The Guarantee will rank pari passu with all other guarantees (if any) issued by the Corporation with respect to capital securities (if any) issued by Other Trusts ("Other Guarantees")
                                           and will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior
                                           Indebtedness to the extent and in the manner set forth in the Guarantee
                                           Agreement. See "Description of Guarantee." In addition, because the
                                           Corporation is a holding company, the Junior Subordinated Debentures and the Guarantee will effectively  be subordinated to all existing and future liabilities of the Corporation's subsidiaries, including the
                                           Bank's

                                           deposit liabilities. See "Description of Junior Subordinated
                                           Debentures--Subordination."


Redemption..............................   The Trust Securities will be subject to mandatory redemption in a Like
                                           Amount, (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures, (ii) in whole but not in part, at any time prior to June 30, 2002, contemporaneously with the optional prepayment of the Junior Subordinated Debentures by the
                                           Corporation upon the occurrence and continuation of a Special Event (as defined herein) and (iii) in whole or in part, on or after June 30, 2002, contemporaneously with the optional prepayment by the Corporation of all or part of the Junior Subordinated Debentures, in each case at the
                                           Redemption Price (i.e. 100% of the principal amount of, plus accrued and unpaid Distributions on, the Junior Subordinated Debentures to be
                                           prepaid). See "Description of Capital Securities -- Redemption" and
                                           "Description of Junior Subordinated Debentures -- Special Event
                                           Prepayment."


NYSE Symbol.............................   Application will be made to have the Capital Securities approved for quotation on the New York Stock Exchange ("NYSE") under the symbol
                                           "CBHPT." See "Underwriting."


Use of Proceeds.........................   All of the proceeds from the sale of the Trust Securities will be invested by the Trust in the Junior Subordinated Debentures. The
                                           Corporation intends to use the net proceeds from the sale of the Junior
                                           Subordinated Debentures for general corporate purposes, including contributions to the Banks to fund its operations and the financing of one or more future acquisitions by the Corporation. Initially, the net proceeds may be used to make investments in short average-life securities. See "Use of Proceeds."

ERISA Considerations....................   Prospective investors must carefully consider the information set forth under "ERISA Considerations."


Risk Factors............................   For a discussion of considerations relevant to an investment in the
                                           Capital Securities which should be carefully considered by prospective investors, see "Risk Factors" beginning on page 10.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data below should be read in connection with the financial information included elsewhere herein and the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997. See "Available Information" and "Incorporation of Certain Documents by Reference." The former Independence Bancorp, Bergen County, New Jersey, was merged into the Company on January 21, 1997, and its wholly-owned subsidiary bank, Independence Bank of New Jersey, was thereafter renamed Commerce Bank/North. The transaction was accounted for as a pooling of interests. The Company's originally reported results of operations have been restated herein to include Commerce North's results of operations for all periods presented. Interim unaudited data for the three-month periods ended March 31, 1997 reflect, in the opinion of management of the Corporation, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                               At March 31,                          Year Ended December 31,
                                         ----------------------   ------------------------------------------------------------
                                            1997         1996         1996        1995        1994        1993         1992
                                         ----------   ---------   ----------  -----------  ----------  ----------  -----------
(dollars in thousands, except per share
data)

Income Statement Data:
    Net interest income................  $   34,466   $   28,973   $  125,413  $   109,899  $  102,997  $   81,432  $   62,183
    Provision for loan losses..........       1,626          794        4,857        2,774       5,224       8,616       8,983
    Noninterest income.................      12,949        7,245       32,776       23,623      19,591      20,677      14,735
    Noninterest expense................      31,206       24,323      109,031       89,316      82,734      68,785      52,479
    Income before income taxes.........      14,583       11,101       44,301       41,432      34,630      24,708      15,456
    Net income.........................       9,434        7,161       28,250       26,652      22,145      15,824      11,020
Balance Sheet Data:
    Total assets.......................  $3,345,298   $2,805,904   $3,232,152  $ 2,738,587  $2,571,704  $2,291,545  $1,671,143
    Loans (net)........................   1,286,235    1,073,523    1,248,880    1,032,801     916,437     811,580     730,003
    Securities available for sale......     812,418      630,537      767,487      571,553     126,437     191,881     341,918
    Securities held to maturity........     864,132      770,978      837,512      772,999   1,257,551   1,001,040     346,524
    Trading securities.................       8,165        5,150       15,327        8,843
    Federal funds sold.................      25,650       28,065       26,975       42,370      18,300      23,675      58,800
    Deposits...........................   3,072,459    2,590,329    2,919,670    2,529,186   2,099,247   1,989,598   1,567,214
    Long-term debt.....................      26,077       27,103       26,333       27,359      28,385      28,954       6,520
    Stockholders' equity...............     204,321      178,773      203,964      179,695     126,582     112,810      95,121
Per Share Data:
    Net income-primary.................  $     0.57   $     0.49   $     1.87  $      1.88  $     1.83  $     1.34  $     1.05
    Net income-fully diluted...........        0.56         0.45         1.76         1.77        1.66        1.25        1.03
    Cash dividends.....................        0.20         0.16         0.66         0.58        0.53        0.41        0.35
    Book value.........................       12.80        12.97        12.65        13.15       10.74        9.37        8.12
    Average shares outstanding:
       Primary.........................      16,292       14,016       14,679       13,558      11,222      10,222       8,859
       Fully diluted...................      16,908       15,365       16,037       15,024      13,218      12,519      10,680

                                             At March 31,                          Year Ended December 31,
                                        ----------------------   --------------------------------------------------------
                                           1997        1996         1996       1995        1994       1993       1992
                                        ----------   ---------   ---------- ----------- ---------- ---------- -----------
Selected Ratios:
    Performance
    Return on average assets............      1.17%       1.03%        0.96%       1.01%      0.89%      0.79%       0.73%
    Return on average equity............     18.26       15.83        15.43       16.57      18.54      15.55       13.94
    Net interest margin.................      4.78        4.67         4.72        4.58       4.51       4.50        4.55
    Liquidity and Capital
    Average loans to average deposits...     43.33%      41.67%       42.84%      41.92%     43.24%     44.23%      50.91%
    Dividend payout.....................     35.09       32.65        35.23       30.99      28.93      30.33       33.18
    Stockholders' equity to total assets      6.11        6.37         6.31        6.56       4.92       4.92        5.69
    Risk-based capital:
       Tier 1...........................     12.65       12.65        12.57       12.64      10.04       9.13        9.49
       Total............................     15.17       15.42        15.09       15.49      13.08      12.20       10.74
    Leverage capital....................      6.58        6.47         6.46        6.43       4.93       4.59        5.53
    Asset Quality
    Non-performing assets to total
     year-end assets....................      0.56%       0.71%        0.60%       0.81%      1.05%      1.48%       2.59%
    Net charge-offs to average loans
    outstanding.........................      0.02        0.21         0.25        0.14       0.35       1.19        1.22
    Non-performing loans to total
    year-end loans......................      0.82        0.93         0.89        0.97       1.64       1.44        3.21
    Allowance for loan losses to total
     year-end loans.....................      1.50        1.49         1.42        1.53       1.58       1.52        1.65
    Allowance for loan losses to
     non-performing loans...............    183.00      160.00       159.88      156.72      96.26     105.53       51.38

                                  RISK FACTORS



     Prospective purchasers of the Capital Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters. Information contained in this Prospectus contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. See, e.g., "Recent Developments." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results contemplated by such forward-looking statements. Other factors, such as the general state of the economy, could also cause actual results to vary materially from the future results contemplated by such forward-looking statements.



Ranking of Subordinated Obligations Under the Guarantee and the
Junior Subordinated Debentures; Limitations on Source of Funds


     The obligations of the Corporation under the Guarantee issued by it for the benefit of the holders of Capital Securities, as well as under the Junior Subordinated Debentures, will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Guarantee and the Indenture, respectively. No payment may be made of the principal of, or premium, if any, or interest on the Junior Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, at any time when (i) there shall have occurred and be continuing a default in any payment in respect of any Senior Indebtedness, or there has been an acceleration of the maturity thereof because of a default, or (ii) in the event of the acceleration of the maturity of the Junior Subordinated Debentures, until payment has been made on all Senior Indebtedness. At March 31, 1997, the Corporation had $26.1 million of Senior Indebtedness outstanding. Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Banks), except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. At March 31, 1997, the subsidiaries of the Corporation had total liabilities (excluding liabilities owed to the Corporation) of $25.0 million. Accordingly, the Junior Subordinated Debentures effectively will be subordinated to all existing and future liabilities of the Corporation's subsidiaries (including the Banks' deposit liabilities, which aggregated $3.1 billion at March 31, 1997) and holders of Junior Subordinated Debentures should look only to the assets of the Corporation for payments on the Junior Subordinated Debentures. The Guarantee will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures. None of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that the Corporation or any of its subsidiaries may incur or issue. See "Description of Junior Subordinated Debentures -- General," " -- Subordination" and "Description of Guarantee -- Status of the Guarantee."


         The ability of the Trust to pay amounts due on the Capital Securities is solely dependent upon the Corporation making payments on the Junior Subordinated Debentures as and when required.

         There are regulatory limitations on the payment of dividends to the Corporation from the Banks. As of March 31, 1997, the Banks had approximately $52.5 million of total capital available under applicable banking regulations for payment of dividends to the Corporation. The Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") each have the power to prohibit the payment of dividends under certain circumstances, including if such payment would constitute an unsafe or unsound banking practice. In addition to restrictions on the payment of dividends, the Banks are subject to certain restrictions imposed by federal law on extensions of credit to, and certain other transactions with, the Corporation and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Banks are generally limited in amount as to the Corporation and as to each of such other affiliates to 10% of the Banks' capital and surplus and as to the Corporation and all of such other affiliates to an aggregate of 20% of the Banks' capital and surplus.

Option to Extend Interest Payment Period; Tax Consequences; Market Price Consequences

         So long as there is no Debenture Event of Default (as defined herein), the Corporation will have the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that an Extension Period must end on an Interest Payment Date and may not extend beyond the Stated Maturity Date. As a consequence of any such deferral, quarterly Distributions on the Trust Securities will be deferred from the relevant payment date for such Distributions during any such Extension Period (and the amount of Distributions to which holders of the Trust Securities are entitled will accumulate additional Distributions thereon at the rate of 8-3/4% per annum, compounded quarterly, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures). During an Extension Period, the Corporation generally will be prohibited from declaring or paying dividends on the Corporation's capital stock. See "Description of Capital Securities -- Distributions."


         Before the end of an Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of 8-3/4%, compounded quarterly, to the extent permitted by applicable law), the Corporation may begin a new Extension Period, subject to the above requirements. There is no limitation on the number of times that the Corporation may begin an Extension Period. See "Description of Capital Securities -- Distributions" and "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Date."


         The Corporation has no plan to exercise its right to defer payments of interest on the Junior Subordinated Debentures. However, should the Corporation exercise its right to defer payments of interest on the Junior Subordinated Debentures, each holder of Trust Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its Trust Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of Trust Securities. As a result, each holder of Capital Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash related to such income from the Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions thereafter. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

         If the Corporation exercises its right to defer payments of interest on the Junior Subordinated Debentures, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on his investment as a holder that continues to hold his Capital Securities. In addition, the mere existence of the Corporation's right to defer payments of interest on the Junior Subordinated Debentures may cause the market price of the Capital Securities to be more volatile than the market prices of other securities on which OID accrues and that are not subject to such deferrals.


Special Event Redemption

         If a Special Event (including a Tax Event, a Regulatory Capital Event or an Investment Company Event (in each case as defined under "Description of Junior Subordinated Debentures -- Special Event Prepayment")) occurs before the Initial Optional Prepayment Date, the Corporation will have the right to prepay the Junior Subordinated Debentures in whole (but not in part) at the Prepayment Price within 90 days following the occurrence of such Special Event and therefore cause a mandatory redemption of the Trust Securities at the Redemption Price. The exercise of such right is subject to the Corporation having received any required regulatory approval. See "Description of Capital Securities -- Redemption."

Proposed Tax Legislation


         On February 6, 1997, as part of President Clinton's Fiscal 1998 Budget Proposal, the Clinton Administration proposed legislation that would, among other things, deny an issuer a deduction for United States federal income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. If the proposed legislation were enacted in its current form, it is not expected to apply to the Junior Subordinated Debentures since the proposed effective date for this provision is the date of "first committee action." There can be no assurances, however, that the proposed legislation, if enacted, or similar legislation enacted after the date hereof would not adversely affect the tax treatment of the Junior Subordinated Debentures, resulting in a Tax Event, which may permit the Corporation, upon the receipt of any required regulatory approval, to cause a redemption of the Trust Securities at the Redemption Price by electing to prepay the Junior Subordinated Debentures at the Prepayment Price. See "Description of Capital Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Special Event Prepayment." See also "Certain Federal Income Tax Consequences -- Proposed Tax Law Changes."


Liquidation Distribution of Junior Subordinated Debentures


         The Corporation will have the right to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. Under current United States federal income tax law, a distribution of the Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities. Upon the occurrence of a Special Event, however, a dissolution of the Trust in which holders of the Capital Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Considerations -- Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."


Possible Adverse Effect on Market Prices


         There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Capital Securities if a termination of the Trust were to occur. Accordingly, the Capital Securities or the Junior Subordinated Debentures may trade at a discount from the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of the Capital Securities may receive the Junior Subordinated Debentures in liquidation of the Trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."


Trading Characteristics of the Capital Securities

         Application will be made to list the Capital Securities on the New York Stock Exchange. The Capital Securities are a new issue of securities with no established trading market. Accordingly, no assurance can be given as to the development or liquidity of any market for the Capital Securities. See "Underwriting."


         The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest in the event that such holder uses the accrual method of tax accounting, or OID, if applicable (regardless of whether the holder uses the cash or accrual method of tax accounting), on the Junior Subordinated Debentures through the date of disposition in his taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Capital Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Capital Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations -- Interest Income and Original Issue Discount" and "-- Sales of Capital Securities."


Rights Under the Guarantee

         The Guarantee will guarantee to the holders of the Capital Securities the following payments, to the extent not paid by or on behalf of the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds legally available therefor at such time, (ii) the applicable Redemption Price with respect to the Capital Securities called for redemption, to the extent that the Trust has funds legally available therefor at such time and (iii) upon a voluntary or involuntary termination, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust has funds legally available therefor at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities at such time, after the satisfaction of liabilities to creditors of the Trust as provided by applicable law.

         The holders of a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Corporation defaults on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust will not have sufficient funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities will not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default is attributable to the failure of the Corporation to pay the principal of (or premium, if any) or interest (including Additional Sums (as defined below) and Compounded Interest (as defined below), if any) or Liquidated Damages, if any, on the Junior Subordinated Debentures when such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Corporation for enforcement of payment to such holder of the principal of (or premium, if any) or interest (including Additional Sums and Compounded Interest, if any) or Liquidated Damages, if any, on such Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). Notwithstanding any payments to a holder of the Capital Securities by the Corporation in connection with a Direct Action, the Corporation shall remain obligated to pay the principal of (and premium, if any) and interest (including Additional Sums and Compounded Interest, if any) or Liquidated Damages, if any, on the Junior Subordinated Debentures, and the Corporation shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Corporation to such holder in any Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or to assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Capital Securities," "-- Debenture Events of Default" and "Description of Guarantee." The Trust Agreement will provide that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Indenture.


Limited Voting Rights


         Holders of the Capital Securities generally will have voting rights relating only to the modification of the Capital Securities and the exercise of the Trust's rights as holder of Junior Subordinated Debentures. Holders of the Capital Securities will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Issuer Trustees, which voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. The Property Trustee, the Administrative Trustees and the Corporation may amend the Trust Agreement without the consent of holders of the Capital Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust. Holders of the Capital Securities will have no voting rights with respect to any matters submitted to a vote of the Corporation's stockholders. See "Description of Capital Securities -- Voting Rights; Amendment of the Trust Agreement" and "-- Removal of Issuer Trustees."


Status of the Corporation as a Bank Holding Company


         The Corporation is a holding company and almost all of the operating assets of the Corporation are owned by the Corporation's subsidiaries. The Corporation relies primarily on dividends from the Banks to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Corporation is a legal entity separate and distinct from its Subsidiaries. Holders of the Junior Subordinated Debentures should look only to the Corporation for payments on the Junior Subordinated Debentures. There are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from the Banks. In addition, the Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Corporation and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral.

Further, such secured loans, other transactions and investments by the Banks are generally limited in amount as to the Corporation and as to each of such other affiliates to 10% of the Banks' capital and surplus and as to the Corporation and all of such other affiliates to an aggregate of 20% of the Banks' capital and surplus. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries.

         Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Banks), except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries (including the Banks' deposit liabilities) and all liabilities of any future subsidiaries of the Corporation. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation or any subsidiary, including Senior Indebtedness.

                             COMMERCE BANCORP, INC.

General

         The Company is a New Jersey business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). The Company was incorporated on December 9, 1982 and became an active bank holding company on June 30, 1983 through the acquisition of 100% of the outstanding shares of Commerce Bank, N.A. ("Commerce NJ"). In 1987, the Company acquired Commerce Bank/Pennsylvania, N.A. ("Commerce PA") and on December 31, 1988 the Company acquired all of the outstanding shares of Citizens State Bank of New Jersey, Forked River, which was subsequently converted to a national charter and renamed Commerce Bank/Shore, N.A. ("Commerce Shore"). On September 30, 1993, the Company acquired all of the outstanding shares of The Coastal Bank, Ocean City, New Jersey, ("Coastal") which was merged into Commerce NJ.

         Effective January 21, 1997, the Company acquired Independence Bancorp, Inc., a bank holding company headquartered in Bergen County, New Jersey. Independence Bancorp, Inc.'s wholly-owned state-chartered bank subsidiary, Independence Bank of New Jersey, was subsequently renamed Commerce Bank/North ("Commerce North"). At the time of acquisition, Independence Bank of New Jersey had eight branches in Bergen and Passaic Counties, New Jersey and had approximately $377 million in assets.

         On November 15, 1996, two insurance brokerage agencies, Keystone National Companies, Inc., Cherry Hill, New Jersey, and Morales, Potter & Buckelew, Inc., t/a Buckelew & Associates, Toms River, New Jersey, were acquired by the Company and were thereafter merged to form Commerce National Insurance Services, Inc. ("Commerce Insurance"). Commerce Insurance is currently a wholly-owned subsidiary of Commerce North.

         Effective December 1, 1996, a third insurance brokerage agency, Chesley & Cline, Inc., Mount Holly New Jersey was merged with and into Commerce Insurance. Effective January 1, 1997, a fourth insurance brokerage agency, Colkate, Inc., t/a The Morrissey Agency, Mt. Laurel, New Jersey, was merged with and into Commerce Insurance.

         Except as otherwise indicated, all references herein to the Company or the Corporation include Commerce NJ, Commerce PA, Commerce Shore, Commerce North and Commerce Insurance.

         The Company's principal executive offices are located at Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, and its telephone number is (609) 751-9000.

         The total number of full-time equivalent persons employed by the Company was 1,681 as of December 31, 1996. The Company believes that its relationship with its employees is good.

NEITHER THE CAPITAL SECURITIES NOR THE JUNIOR SUBORDINATED DEBENTURES ARE OBLIGATIONS OF OR GUARANTEED BY ANY BANK.

Commerce NJ

         Commerce NJ provides retail and commercial banking services through 37 retail branch offices in Camden, Burlington, Gloucester, Atlantic, and Cape May Counties in Southern New Jersey. It currently has six offices in Cherry Hill, three offices in Washington Township, two offices each in Marlton, Medford and

Moorestown, and one office each in Absecon, Atco, Bellmawr, Berlin, Brigantine, Cinnaminson, Glassboro, Gloucester Township, Haddonfield, Hammonton, Marmora, Mount Holly, Mullica Hill, Northfield, Ocean City, Sicklerville, Somers Point, Stratford, Voorhees, West Deptford, Williamstown, and Woodbury. Commerce NJ's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

         Commerce Capital, a division of Commerce NJ, provides municipal bond underwriting, investment banking, and personal investment services. Commerce NJ acquired the former Cypress Securities, Inc. in March of 1995.

         As of March 31, 1997, Commerce NJ had total assets of $2.2 billion, total deposits of $2.0 billion and total stockholders' equity of $142.0 million.

         Service Area. Commerce NJ's primary service area includes Burlington, Camden, Gloucester, Atlantic and Cape May Counties, New Jersey. Commerce NJ has attempted to locate its branches in the fastest growing communities within its service area. Retail deposits gathered through these focused branching activities are used to support Commerce NJ's lending throughout Southern New Jersey.

         Retail Banking Activities. Commerce NJ provides a broad range of retail banking and products, including free checking accounts (subject to minimum balances) and savings programs, money market accounts, negotiable orders of withdrawal ("NOW") accounts, certificates of deposit, safe deposit facilities, consumer loan programs, (including installment loans for home improvement and the purchase of consumer goods and automobiles), home equity and Visa Gold card revolving lines of credit, overdraft checking and automated teller facilities. Commerce NJ also offers construction loans and permanent mortgages for houses.

         Commercial Banking Activities. Commerce NJ offers a broad range of commercial banking services, including free checking accounts (subject to minimum balance), night depository facilities, money market accounts, certificates of deposit, short-term loans for seasonal or working capital purposes, term loans for fixed assets and expansion purposes, revolving credit plans and other commercial loans to fit the needs of its customers. Commerce NJ also finances the construction of business properties and makes real estate mortgage loans on completed buildings. Where the needs of a customer exceed Commerce NJ's legal lending limit for any one customer (approximately $23.7 million as of December 31, 1996), Commerce NJ may participate with other banks, including Commerce PA, Commerce Shore and Commerce North, in making a loan.


         Trust Activities. Commerce NJ offers trust services primarily focusing on corporate trust activities, particularly as bond trustee, paying agent, and registrar for municipal bond offerings.


Commerce PA

         In 1987, the Company acquired all of the issued and outstanding shares of capital stock of Commerce PA. As a result of this transaction, Commerce PA became a wholly-owned subsidiary of the Company.

         Commerce PA was organized as a national bank on December 28, 1983 and commenced operations on June 29, 1984. As of March 31, 1997, Commerce PA had total assets of $407.8 million, total deposits of $385.7 million and total stockholders' equity of $20.5 million.

         Commerce PA provides retail and commercial banking services through 14 retail branch offices in Philadelphia, Chester, Delaware and Montgomery Counties in Southeastern Pennsylvania. It currently has one office in Center City Philadelphia, one in West Philadelphia, one in South Philadelphia, and one office each in the Philadelphia suburbs of Chichester, Collegeville, Devon, Haverford, Lawrence Park, Media, Newtown Square, Springfield, Trooper, Wayne and Whitpain. Commerce PA's deposits are insured by the FDIC.

         Commerce PA generally provides the same retail and commercial banking services and products as the other three Commerce Banks. Commerce PA offers trust services similar to Commerce NJ.

Commerce Shore

         In 1988, the Company acquired all of the issued and outstanding shares of capital stock of Commerce Shore. As a result of this transaction, Commerce Shore became a wholly-owned subsidiary of the Company.

         Commerce Shore was organized as a state-chartered bank on December 8, 1972 and commenced operations on January 29, 1973. In 1989, Commerce Shore converted to a national charter. As of March 31, 1997, Commerce Shore had total assets of $388.1 million, total deposits of $312.3 million and total stockholders' equity of $21.3 million.

         Commerce Shore provides retail and commercial banking services through eight retail branch offices in Ocean County, New Jersey. It currently has two offices in Toms River, and one office each in Barnegat, Bayville, Forked River, Long Beach Island, Manahawkin and Stafford. Commerce Shore's deposits are insured by the FDIC.

         Commerce Shore generally provides the same retail and commercial banking services and products as the other three Commerce Banks. Commerce Shore does not offer trust services.

Commerce North

         In January 1997, the Company acquired all of the issued and outstanding shares of capital stock of Commerce North. As a result of this transaction, Commerce North became a wholly-owned subsidiary of the Company.

         Commerce North was organized as a state-chartered bank in 1982 and commenced operations in 1983 under the name "Independence Bank of New Jersey". As of March 31, 1997, Commerce North had total assets of $439.2 million, total deposits of $364.1 million and total stockholders' equity of $28.0 million.

         Commerce North provides retail and commercial banking services through nine retail branch offices in Bergen and Passaic Counties, New Jersey. It currently has one office each in Ramsey, Allendale, Ridgewood, Mahwah, Montvale, Park Ridge, Hackensack, Hawthorne and Westwood. Commerce North's deposits are insured by the FDIC.

         Commerce North generally provides the same retail and commercial banking services and products as the other three Commerce Banks. Commerce North does not offer trust services.

Commerce Insurance

         Commerce National Insurance Services, Inc. (a wholly-owned subsidiary of Commerce North) operates as a regional insurance brokerage firm concentrating on commercial property, casualty and surety as well as personal lines. In addition, Commerce Insurance offers a line of employee benefit programs including both group as well as individual medical, life, disability and pension. Commerce Insurance currently operates out of nine locations in New Jersey. Commerce Insurance places insurance for clients in many states, primarily New Jersey and Pennsylvania.

                                 USE OF PROCEEDS



         The proceeds to the Trust from the offering of the Trust Securities will be $50,000,000. All of the proceeds from the sale of Trust Securities will be invested by the Trust in the Junior Subordinated Debentures. The estimated net proceeds of approximately $48,250,000 will be available to the Corporation for general corporate purposes, including contributions to the Banks to fund their operations, the financing of one or more future acquisitions by the Corporation, repayment of indebtedness of the Company or the Banks, investments in or extensions of credit to its subsidiaries, and the repurchase of shares of the Company's outstanding Common Stock. From time to time, the Corporation investigates, and holds discussions and negotiations in connection with, possible transactions with other financial institutions and holding companies thereof. As of the date of this Prospectus, the Corporation has not entered into any agreements or understandings with respect to any such acquisitions or any other material transactions of the type referred to above. Initially, the net proceeds may be used to make investments in short average-life securities.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratios of earnings to fixed charges of the Corporation on a consolidated basis for the respective periods indicated.

                                       Three Months
                                      Ended March 31,                           Year Ended December 31,
                                  ------------------------    ------------------------------------------------------------
                                      1997        1996           1996        1995        1994        1993         1992
                                  ------------ -----------    ----------- ---------- ------------ ----------- ------------
Excluding Deposits:
  Net income......................  $    9,434   $   7,161       $ 28,250   $ 26,652     $ 22,145    $ 15,824     $ 11,020
  Taxes...........................       5,149       3,940         16,051     14,780       12,485       8,884        4,436
  Interest income.................      55,339      47,289        202,735    186,118      164,944     130,462      109,119
  Interest expense................         966         537          3,361      8,404       15,987       3,930

              Ratio                      16.10%      21.67%         14.18%      5.93%        3.17%       7.29%         N/A

Including Deposits:
  Net income......................   $   9,434    $  7,161       $ 28,250   $ 26,652     $ 22,145    $ 15,824     $ 11,020
  Taxes...........................       5,149       3,940         16,051     14,780       12,485       8,884        4,436
  Interest income.................      55,339      47,289        202,735    186,118      164,944     130,462      109,119
  Interest expense................      20,873      18,343         77,322     76,219       61,947      49,030       46,936

              Ratio                       1.70%       1.61%          1.57%      1.54%        1.56%       1.50%        1.33%

         For purposes of computing the ratios of earnings to fixed charges, earnings represent net income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including gross interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                              ACCOUNTING TREATMENT

         For financial reporting purposes, the Trust will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Corporation. The Capital Securities will be shown as a separate line item within Long Term Debt in the consolidated balance sheets of the Corporation, as "Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Corporation" and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Corporation. For financial reporting purposes, the Corporation will record Distributions payable on the Capital Securities as interest expense in its consolidated statements of income.

                              REGULATORY TREATMENT


         The Company is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. The proceeds from the sale of the Capital Securities are expected to qualify as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. However, capital received from the proceeds of the sale of the Capital Securities cannot constitute more than 25% of the total Tier 1 capital of the Company (the "25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation will constitute Tier 2 or supplementary capital of the Company.


                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company and its subsidiaries as of March 31, 1997, and as adjusted to give effect to the consummation of the offering of the Capital Securities.

                                                                                       Actual             As Adjusted
                                                                                   ---------------      ----------------
                                                                                             (In Thousands)
Long-Term Debt:
      Obligation to Employee Stock Ownership Plan..............................  $        3,007      $          3,007
      8 3/8% Subordinated Notes due 2003.......................................          23,000                23,000
      Company-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated
          debentures of the Company (1)........................................                                50,000(3)
                                                                                   ------------       ---------------
          Total Long-Term Debt  ...............................................          26,007                76,007

Stockholders' Equity:
          Preferred Stock, 5,000,000 shares authorized:
          Series C ESOP Cumulative Convertible Preferred, $1.00
             stated value, 417,000 shares authorized, issued and
             outstanding (liquidating preference: $18.00 per share
             totaling $7,506,000)..............................................           7,506                 7,506
      Common Stock, par value $1.5625; authorized 20,000,000
          shares, 15,721,180 shares issued.....................................          24,564                24,564
      Capital in excess of par or stated value.................................         166,965               166,965
      Retained earnings........................................................          11,057                11,057
                                                                                   ------------       ---------------
                                                                                        210,092               210,092
      Less commitment to ESOP..................................................           4,147                 4,147
      Less treasury stock, at cost (100,159 shares)............................           1,624                 1,624
                                                                                   ------------       ---------------
          Total Stockholders' Equity...........................................         204,321               204,321
                                                                                   ------------       ---------------
          Total Capitalization.................................................  $      230,328      $        280,328
                                                                                   ============       ===============
Capital Ratios:
      Stockholders' Equity to Total Assets.....................................           6.11%                 6.02%
      Tier I Capital to Average Assets (Leverage)..............................           6.58                  8.00
      Tier I Capital to Risk-Adjusted Assets (2)...............................          12.65                 15.16
      Total Capital to Risk-Adjusted Assets (2)................................          15.17                 17.62

(1) As described herein, the sole assets of the Trust will be $50,000,000 principal amount of the Junior Subordinated Debentures issued by the Company to the Trust (not including the $7,500,000 aggregate principal amount of the Junior Subordinated Debentures to be purchased in the event the Underwriters exercise their over-allotment option). The Junior Subordinated Debentures will bear interest at a fixed rate of 8-3/4% and will mature on June 30, 2027, subject to the Maturity Adjustment. The Company will own all of the Common Securities of the Trust.


(2) Assumes net proceeds of the offering of the Capital Securities are invested in assets with a 100% risk weighting under the risk-based capital rules of the Federal Reserve.

(3) Does not reflect the up to $7,500,000 aggregate liquidation amount of the Capital Securities subject to the Underwriters' over-allotment option. See "Underwriting."

                            COMMERCE CAPITAL TRUST I


         The Trust is a statutory business trust formed under Delaware law upon the filing of a Certificate of Trust with the Delaware Secretary of State. The Trust will be governed by the Trust Agreement. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). The Junior Subordinated Debentures will be the sole assets of the Trust, and, accordingly, payments under the Junior Subordinated Debentures will be the sole revenues of the Trust. All of the Common Securities will be owned by the Corporation. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that if there is an event of default under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Corporation as holder of the Common Securities to payments in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities." The Corporation will acquire Common Securities in a Liquidation Amount equal to at least 3% of the total capital of the Trust. The Trust has a term of 30 years, but may terminate earlier as provided in the Trust Agreement. The Trust's business and affairs are conducted by the Issuer Trustees, each appointed by the Corporation as holder of the Common Securities. The Issuer Trustees for the Trust will be Wilmington Trust Company, as the Property Trustee, Wilmington Trust Company, as the Delaware Trustee and three Administrative Trustees who are officers of the Corporation. Wilmington Trust Company, as Property Trustee, will act as sole indenture trustee under the Trust Agreement. Wilmington Trust Company will also act as indenture trustee under the Guarantee and the Indenture. See "Description of Guarantee" and "Description of Junior Subordinated Debentures." The holder of the Common Securities or, if an Event of Default under the Trust Agreement has occurred and is continuing, the holders of not less than a majority in Liquidation Amount of the Capital Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights will be vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the Trust Agreement. The Corporation, as issuer of the Junior Subordinated Debentures, will pay all fees, expenses, debts and obligations (other than the payment of principal, interest and premium, if any, on the Trust Securities) related to the Trust and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities (other than the payment of principal, interest and premium, if any, on the Trust Securities) of the Trust. The principal executive office of the Trust is c/o Commerce Bancorp, Inc., Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company analyzes the major elements of the Company's consolidated balance sheets and statements of income. This section should be read in conjunction with the Company's consolidated financial statements and accompanying notes. The former Independence Bancorp, Bergen County, New Jersey, was merged into the Company on January 21, 1997 and its wholly-owned subsidiary bank, Independence Bank of New Jersey, was thereafter renamed Commerce Bank/North. The transaction was accounted for as a pooling of interests. The Company's originally reported results of operations have been restated herein to include Commerce North's results of operations for all periods presented.

1996 Overview

         In 1996, the Company posted increases in net income, deposits, loans, and assets. The increase in net income was due to increases in net interest income, and noninterest income. These increases offset increased provisions for loan losses and increased noninterest expenses, which included a one-time special assessment of approximately $1.3 million from a legislative mandate to recapitalize the Savings Association Insurance Fund (SAIF). This assessment impacted after tax net income by approximately $850 thousand. Loan growth totaled 21% for 1996, and deposit growth totaled 15%. At December 31, 1996, the Company had total assets of $3.2 billion, total loans of $1.3 billion, total investment securities of $1.6 billion, and total deposits of $2.9 billion.

Average Balances and Net Interest Income

         The following table sets forth balance sheet items on a daily average basis for the years ended December 31, 1996, 1995, and 1994 and presents the daily average interest rates earned on assets and the daily average interest rates paid on liabilities for such periods. During 1996, average interest earning assets totaled $2.68 billion, an increase of $271.1 million, or 11% over 1995. This increase resulted primarily from the increase in the average balance of loans, which rose $175.6 million, and the average balance of investment securities, which rose $97.9 million during 1996. The growth in the average balance of interest earning assets was funded by an increase in the average balance of deposits (including noninterest-bearing demand deposits) of $359.2 million. The growth in deposits was also used to reduce short-term borrowings. The average balance of other borrowed money was $24.8 million in 1996, a decrease of $76.5 million from 1995.

                                                               Year Ended December 31,
                                       ----------------------------------------------------------------------

                                                        1996                                1995
                                       ----------------------------------  ----------------------------------
                                         Average                  Average    Average                  Average
                                         Balance      Interest    Rate       Balance      Interest    Rate
                                       ----------------------------------  ----------------------------------
(dollars in thousands)
Earning Assets
---------------------------------------
Investment securities
  Taxable                                $1,427,098     $93,501     6.55%    $1,355,932     $89,644    6.61%
  Tax-exempt                                 31,163       1,965     6.31          6,494         416    6.41
  Trading                                     5,740         363     6.32          3,649         182    4.99

                                       ------------  ----------  -------   ------------  ----------  ------
Total investment securities               1,464,001      95,829     6.55      1,366,075      90,242    6.61
Federal funds sold                           56,050       2,867     5.12         58,420       3,463    5.93
Loans
  Mortgage and construction                 624,168      57,029     9.14        553,144      52,218    9.44
  Commercial                                214,604      20,146     9.39        171,732      16,977    9.89
  Consumer                                  316,017      27,183     8.60        251,385      22,673    9.02
  Tax-exempt                                  7,269         740    10.18         10,230       1,058   10.34
                                       ------------  ----------  -------   ------------  ----------  ------
Total loans                               1,162,058     105,098     9.04        986,491      92,926    9.42

                                       ------------  ----------  -------   ------------  ----------  ------
Total earning assets                     $2,682,109    $203,794     7.60%    $2,410,986    $186,631    7.74%
                                       ============                        ============

Sources of Funds
---------------------------------------
Interest-bearing liabilities
  Regular savings                          $577,824     $12,907     2.23%      $536,289     $12,609    2.35%
  N.O.W. accounts                           368,120       7,877     2.14        426,846      10,162    2.38
  Money market plus                         453,284      11,965     2.64        257,299       7,847    3.05
  Time deposits                             563,752      28,991     5.14        492,920      24,894    5.05
  Public funds                              212,468      12,221     5.75        204,617      12,303    6.01
                                       ------------  ----------  -------   ------------  ----------  ------
     Total deposits                       2,175,448      73,961     3.40      1,917,971      67,815    3.54

  Other borrowed money                       24,782       1,336     5.39        101,240       6,379    6.30
  Long-term debt                             23,000       2,025     8.80         23,000       2,025    8.80
                                       ------------  ----------  -------   ------------  ----------  ------
Total deposits and interest-bearing
 liabilities                              2,223,230      77,322     3.48      2,042,211      76,219    3.73

Noninterest-bearing funds (net)             458,879                             368,775
                                       ------------  ----------  -------   ------------  ----------  ------
Total sources to fund earning assets     $2,682,109      77,322     2.88     $2,410,986      76,219    3.16
                                       ============  ----------  -------   ============  ----------  ------

Net interest income and
     margin tax-equivalent basis                        126,472     4.72                    110,412    4.58
Tax-exempt adjustment                                     1,059                                 513
                                                     ----------                          ----------
Net interest income and margin                         $125,413     4.68%                  $109,899    4.56%
                                                     ==========  =======                 ==========  ======

Other Balances
---------------------------------------
Cash and due from banks                    $147,768                            $130,693
Other assets                                141,848                             122,913
Total assets                              2,954,851                           2,648,625
Demand deposits (noninterest-bearing)       537,079                             435,311
Other liabilities                            11,488                              10,302
Stockholders' equity                        183,055                             160,801

                                                Year Ended December 31,
                                       ------------------------------------
                                                          1994
                                         ----------------------------------
                                           Average                  Average
                                           Balance      Interest    Rate
                                         ----------------------------------
(dollars in thousands)
Earning Assets
---------------------------------------
Investment securities
  Taxable                                  $1,394,624     $88,032    6.31%
  Tax-exempt                                      961         103   10.72
  Trading

                                         ------------  ----------  ------
Total investment securities                 1,395,585      88,135    6.32
Federal funds sold                             24,106         971    4.03
Loans
  Mortgage and construction                   500,646      44,608    8.91
  Commercial                                  153,009      13,079    8.55
  Consumer                                    209,239      17,484    8.36
  Tax-exempt                                   10,608       1,079   10.17
                                         ------------  ----------  ------
Total loans                                   873,502      76,250    8.73

                                         ------------  ----------  ------
Total earning assets                       $2,293,193    $165,356    7.21%
                                         ============

Sources of Funds
---------------------------------------
Interest-bearing liabilities
  Regular savings                            $577,191     $13,396    2.32%
  N.O.W. accounts                             359,611       6,647    1.85
  Money market plus                           195,672       4,649    2.38
  Time deposits                               433,931      17,566    4.05
  Public funds                                 92,615       3,702    4.00
                                         ------------  ----------  ------
     Total deposits                         1,659,020      45,960    2.77

  Other borrowed money                        321,598      13,962    4.34
  Long-term debt                               23,000       2,025    8.80
                                         ------------  ----------  ------
Total deposits and interest-bearing
 liabilities                                2,003,618      61,947    3.09

Noninterest-bearing funds (net)               289,575
                                         ------------  ----------  ------
Total sources to fund earning assets       $2,293,193      61,947    2.70
                                         ============  ----------  ------

Net interest income and
     margin tax-equivalent basis                          103,409    4.51
Tax-exempt adjustment                                         412
                                                       ----------
Net interest income and margin                           $102,997    4.49%
                                                       ==========  ======

Other Balances
---------------------------------------
Cash and due from banks                      $105,423
Other assets                                  112,837
Total assets                                2,497,502
Demand deposits (noninterest-bearing)         361,311
Other liabilities                              13,105
Stockholders' equity                          119,469

Notes:   -Weighted average yields on tax-exempt obligations have been computed on a tax-equivalent basis assuming a federal tax rate of 35%. -Non-accrual loans have been included in the average loan balance. -Investment securities includes investments available for sale. -Mortgage and construction loans include mortgage loans held for sale.

Net Interest Income and Net Interest Margin

     Net interest margin on a tax-equivalent basis was 4.72% for 1996, an increase of 14 basis points from 1995.

     Net interest income on a tax-equivalent basis (which adjusts for the tax-exempt status of income earned on certain loans and investments to express such income as if it were taxable) for 1996 was $126.5 million, an increase of $16.1 million, or 15%, over 1995. Interest income on a tax-equivalent basis increased to $203.8 million from $186.6 million, or 9%. This increase was primarily related to volume increases in the loan portfolio. Interest expense for 1996 rose only $1.1 million to $77.3 million, from $76.2 million in 1995.

     The tax-equivalent yield on interest earning assets during 1996 was 7.60%, a decrease of 14 basis points from 7.74% in 1995. The decrease resulted primarily from decreased yields in the investment and loan portfolios due to slightly lower general market interest rates in 1996 as compared to 1995.

     The cost of interest-bearing liabilities decreased 25 basis points in 1996 to 3.48% from 3.73%, which offset higher levels of deposits. The decrease in cost of interest-bearing liabilities resulted from slightly lower general market interest rates in 1996 as compared to 1995, as well as the replacement of other borrowed money with lower costing deposits during 1996. The cost of total funding sources decreased 28 basis points in 1996 to 2.88% from 3.16%.

     The following table presents the major factors that contributed to the changes in net interest income for the years ended December 31, 1996 and 1995 as compared to the respective previous periods.

----------------------------------------------------------------------------------------------------------------------
                                      1996 vs. 1995                                        1995 vs. 1994
                                   Increase (Decrease)                                  Increase (Decrease)
                                  Due to Changes in (1)                                Due to Changes in (1)
======================================================================================================================
                          Volume          Rate          Total                  Volume          Rate          Total
----------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)

  Interest on
     investments:
    Taxable              $    4,663     $     (806)    $     3,857          $      (2,558)    $   4,170     $    1,612
    Tax-exempt                1,556             (7)          1,549                    354           (41)           313
    Trading                     132             49             181                    182                          182
    Federal
     funds sold                (121)          (475)           (596)                 2,034           458          2,492
   Interest on
     loans:
    Mortgage &
     construction             6,489         (1,678)          4,811                  4,956          2,654         7,610
    Commercial                4,025           (856)          3,169                  1,851          2,047         3,898
    Consumer                  5,559         (1,049)          4,510                  3,801          1,388         5,189
    Tax-exempt                 (301)           (17)           (318)                   (39)            18           (21)

-----------------------------------------------------------------------------------------------------------------------
Total interest
     income                  22,002         (4,839)         17,163                 10,581         10,694        21,275
-----------------------------------------------------------------------------------------------------------------------

   Interest expense:
    Regular
     savings                    928           (630)            298                   (962)           175          (787)
    N.O.W.
     accounts                (1,257)        (1,028)         (2,285)                 1,601          1,914         3,515
    Money
     market plus              5,173         (1,055)          4,118                  1,879          1,319         3,198
    Time
     deposits                 3,643            454           4,097                  2,979          4,349         7,328
    Public funds                452           (534)            (82)                 6,734          1,867         8,601
    Other borrowed
     money                   (4,122)          (921)         (5,043)               (13,884)         6,301        (7,583)

------------------------------------------------------------------------------------------------------------------------
Total interest
     expense                  4,817         (3,714)          1,103                 (1,653)        15,925        14,272
------------------------------------------------------------------------------------------------------------------------

Net increase             $   17,185     $   (1,125)    $    16,060          $      12,234     $   (5,231)   $    7,003
------------------------------------------------------------------------------------------------------------------------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change in each.

Noninterest Income

         For 1996, noninterest income totaled $32.8 million, an increase of $9.2 million from 1995. Deposit charges and service fees increased $4.2 million due primarily to transaction volumes. The $3.4 million increase in other operating income to $9.3 million was partly due to revenues from Commerce National Insurance Services, Inc. (Commerce Insurance), the insurance brokerage subsidiary formed during 1996 (see Mergers and Acquisitions). Also, this increase reflects higher levels of bank card fees in 1996. Securities gains increased to $1.7 million in 1996 from $106 thousand in 1995.

Noninterest Expenses

         Noninterest expenses totaled $109.0 million for 1996, an increase of $19.7 million, or 22% over 1995. Contributing to this increase was the addition of nine new branches and the formation of Commerce National during 1996. With the addition of these new offices and the insurance business, staff, facilities, and related expenses rose accordingly. Audit and regulatory fees and assessments for 1996 decreased $548 thousand or 15% to $3.2 million in spite of the one-time special assessment of approximately $1.3 million to recapitalize SAIF. Other real estate expenses totaled $2.3 million, a decrease of $519 thousand from 1995, reflecting lower levels of other real estate for 1996. Other noninterest expenses rose $3.1 million to $14.3 million in 1996. Higher bank card related service charges, higher provisions for non-credit-related losses, and merger related expenses contributed to the increase.

         A key industry productivity measure is the operating efficiency ratio. This ratio expresses the relationship of noninterest expenses (excluding other real estate expenses and, in 1996, the SAIF assessment) to net interest income plus noninterest income (excluding non-recurring gains). Over the last three years, this ratio equaled 66.95%, 64.81% and 64.88% in 1996, 1995 and 1994, respectively. The Company's efficiency ratio remains slightly above its peer group primarily due to its aggressive growth expansion activities and investments in technology.

Income Taxes

         The provision for federal and state income taxes for 1996 was $16.1 million compared to $14.8 million in 1995 and $12.5 million in 1994.

         The increase in 1996 total tax expense was primarily the result of an increase in income before income taxes. The effective tax rate was 36.2%, 35.7% and 36.1% in 1996, 1995, and 1994, respectively.

Net Income

         Net income for 1996 was $28.3 million, an increase of $1.6 million, or 6% over the $26.7 million recorded for 1995. Net income for 1996 was negatively impacted by approximately $850 thousand due to the one-time SAIF assessment. The increase in net income was due to increases in net interest income and noninterest income, which offset increased provisions for loan losses and increased noninterest expenses.

         Fully diluted net income per share of common stock for 1996 was $1.76 compared to $1.77 per common share for 1995.

Return on Average Equity and Average Assets

         Two industry measures of the performance by a banking institution are its return on average assets and return on average equity. Return on average assets ("ROA") measures net income in relation to total average assets and indicates a company's ability to employ its resources profitably. For 1996, the company's ROA was .96%, compared to 1.01% in 1995. Return on average equity ("ROE") is determined by dividing annual net income by average stockholders' equity and indicates how effectively a company can generate net income on the capital invested by its stockholders. For 1996, the Company's ROE was 15.43% compared to 16.57% for 1995.

Loan Portfolio

         The following table summarizes the loan portfolio of the Company by type of loan as of December 31, for each of the years 1992 through 1996.

                                                                          DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
                                               1996            1995           1994            1993           1992
---------------------------------------------------------------------------------------------------------------------
(dollars in thousands)

Commercial real estate:
    Owner-occupied                              $167,702       $149,258       $151,420        $157,452       $146,739
    Other                                        288,733        250,782        215,063         171,282        146,399
    Construction                                  52,372         52,593         53,792          49,811         40,439
---------------------------------------------------------------------------------------------------------------------
                                                 508,807        452,633        420,275         378,545        333,577

Commercial:
    Term                                         153,793        126,120        106,536         117,649        121,650
    Line of credit                                91,418         68,372         54,379          41,329         34,325
    Demand                                           529            407            766           1,118          1,697
---------------------------------------------------------------------------------------------------------------------
                                                 245,740        194,899        161,681         160,096        157,672

Consumer:
    Mortgages
    (1-4 family residential)                     153,615        133,893        111,689          92,049         91,977
    Installment                                   54,548         44,781         32,447          28,012         35,552
    Home equity                                  293,591        212,845        195,362         155,206        113,678
    Credit lines                                  10,554          9,764          9,649          10,187          9,786
---------------------------------------------------------------------------------------------------------------------
                                                 512,308        401,283        349,147         285,454        250,993
---------------------------------------------------------------------------------------------------------------------
Total loans                                   $1,266,855     $1,048,815       $931,103        $824,095       $742,242
---------------------------------------------------------------------------------------------------------------------

         The Company manages risk associated with its loan portfolio through diversification, underwriting policies and procedures which are reviewed and updated on at least an annual basis, and ongoing loan monitoring efforts. The commercial real estate portfolio includes owner-occupied (owner occupies greater than 50% of the property), other commercial real estate, and construction loans. Owner-occupied and other commercial real estate loans generally have five year call provisions and bear the personal guarantees of the principals involved. Construction loans are primarily used for single family residential properties. Financing is provided against firm agreements of sale, with speculative construction limited to one sample per project. The commercial loan portfolio is comprised primarily of amortizing loans to small businesses in the New Jersey/Southeastern Pennsylvania market area. These loans are generally secured by business assets, personal guarantees, and/or personal assets of the borrower. The consumer loan portfolio is comprised primarily of loans secured by first and second mortgage liens on residential real estate. Such loans comprised approximately 87% of consumer loans at December 31, 1996.

         The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1996, are summarized in the following table.


---------------------------------------------------------------------------------------------------------------------
                                                                   DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------
                                      Due in One           Due in One            Due in Over
                                     Year or Less         To Five Years          Five Years              Total
---------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Real Estate:
     Commercial                              $84,859             $302,059               $69,517             $456,435
     Construction                             44,719                7,158                   495               52,372
---------------------------------------------------------------------------------------------------------------------
                                             129,578              309,217                70,012              508,807

Commercial:
     Term                                     52,659               89,288                11,846              153,793
     Line of credit                           84,851                6,567                     0               91,418
     Demand                                      507                   22                     0                  529
---------------------------------------------------------------------------------------------------------------------
                                             138,017               95,877                11,846              245,740

Consumer:
    Mortgages
      (1-4 family  residential)               22,171               34,661                96,783              153,615
    Installment                               19,772               27,553                 7,223               54,548
    Home equity                               29,632              109,200               154,759              293,591
    Credit lines                               3,761                6,263                   530               10,554
---------------------------------------------------------------------------------------------------------------------
                                              75,336              177,677               259,295              512,308
---------------------------------------------------------------------------------------------------------------------
Total loans                                 $342,931             $582,771              $341,153           $1,266,855
---------------------------------------------------------------------------------------------------------------------
Interest rates:
    Predetermined                           $121,736             $367,497              $198,709             $687,942
    Floating                                 221,195              215,274               142,444              578,913
---------------------------------------------------------------------------------------------------------------------
Total loans                                 $342,931             $582,771              $341,153           $1,266,855
---------------------------------------------------------------------------------------------------------------------

         During 1996, loans increased $218.0 million, or 21% from $1.0 billion to $1.3 billion. At December 31, 1996, loans represented 43% of total deposits and 39% of total assets. Growth in the loan portfolio was reflected in all types, including commercial real estate, commercial, and consumer. The Company has traditionally been an active provider of commercial real estate loans to creditworthy local borrowers, with such loans secured by properties within the Company's primary trade area. At December 31, 1996, $167.7 million, or 37%, of commercial real estate loans (other than construction) were secured by owner-occupied properties. Growth in commercial loans was primarily in term loans, reflecting an increase in loans to small businesses. Growth in consumer loans was due primarily to loans secured by one to four family residential properties, including home equity loans and home equity lines of credit.

         Commercial real estate construction loans decreased $221 thousand to $52.4 million in 1996. At December 31, 1996, construction loans for 1-4 family residential dwellings totaled $1.2 million and construction loans secured by commercial properties amounted to $8.2 million. The balance of $43.0 million was for land development, of which $30.1 million was residential. As of December 31, 1996, there were no concentrations of loans to any one type of industry exceeding 10% of total loans nor were there any loans classified as highly leveraged transactions.

Non-Performing Loans and Assets

         Non-performing assets (non-performing loans and other real estate, excluding loans past due 90 days or more and still accruing interest) at December 31, 1996 were $19.5 million or .60% of total assets, as compared to $22.1 million or .81% of total assets at December 31, 1995.

         Total non-performing loans (non-accrual loans, and restructured loans excluding loans past due 90 days or more and still accruing interest) at December 31, 1996 were $11.3 million as compared to $10.2 million a year ago. The Company generally places a loan on non-accrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. Generally loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection. At December 31, 1996, loans past due 90 days or more and still accruing interest amounted to $259 thousand, compared to $159 thousand at December 31, 1995. Additional loans considered as potential problem loans ($13.6 million at December 31, 1996) by the Company's internal loan review department have been evaluated as to risk exposure in determining the adequacy of the allowance for loan losses.

         Other real estate (ORE) totaled $8.3 million at December 31, 1996 as compared to $11.9 million at December 31, 1995. These properties have been written down to the lower of cost or fair value less disposition costs.

         The Company has on an ongoing basis updated appraisals on loans secured by real estate, particularly those categorized as non-performing loans and potential problem loans. In those instances where updated appraisals reflect reduced collateral values, an evaluation of the borrowers' overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

         The following summary presents information regarding non-performing loans and assets as of December 31, 1992 through 1996.

--------------------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,
------------------------------------------- ------------------------------------------------------------------------
                                                    1996          1995           1994          1993           1992
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Non-accrual loans (1):
    Commercial                                      $1,263        $1,623         $3,925        $6,109        $12,944
    Consumer                                         1,145           978          1,755         2,109          3,072
    Real estate:
       Construction                                  2,156         1,787            955           866          1,823
       Mortgage                                      6,157         5,308          8,025         4,881          9,033
--------------------------------------------------------------------------------------------------------------------
    Total non-accrual loans                         10,721         9,696         14,660        13,965         26,872
--------------------------------------------------------------------------------------------------------------------
Restructured loans (1):
    Commercial                                          21           161            143            84
    Consumer                                            29            60             29
    Real estate:
       Construction
       Mortgage                                        481           301            404            84
--------------------------------------------------------------------------------------------------------------------
         Total restructured loans                      531           522            576           168
--------------------------------------------------------------------------------------------------------------------
Total non-performing loans                          11,252        10,218         15,236        14,133         26,872
--------------------------------------------------------------------------------------------------------------------
Other real estate                                    8,252        11,862         11,739        19,825         16,451
--------------------------------------------------------------------------------------------------------------------
Total non-performing assets                        $19,504       $22,080        $26,975       $33,958        $43,323
====================================================================================================================
Non-performing assets as a percent
     of total assets                                 0.60%         0.81%          1.05%         1.48%          2.59%
--------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more
    and still  accruing interest                      $259          $159           $400          $450         $1,840
                                                 -------------------------------------------------------------------

(1)      Interest income of approximately $1,226,000, $1,079,000, $1,496,000,
         $912,000, and $2,284,000 would have been recorded in 1996, 1995, 1994,
         1993 and 1992 respectively, on non-performing loans in accordance with their original terms. Actual interest recorded on these loans amounted to $262,000 in 1996, $299,000 in 1995, $317,000 in 1994, $270,000 in
         1993, and $513,000 in 1992.

Allowance for Loan Losses

         The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established a loan loss reserve which it believes is adequate for estimated losses in its loan portfolio. Based on an evaluation of the loan portfolio, management presents a quarterly review of the loan loss reserve to the Board of Directors, indicating any changes in the reserve since the last review and any recommendations as to adjustments in the reserve. In making its evaluation, management considers the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of non-performing loans and related collateral security, the evaluation of its loan portfolio by the internal loan review department and the annual examination of the Company's financial statements by its independent auditors. Charge-offs occur when loans are deemed to be uncollectible.

         During 1996, net charge-offs amounted to $2.9 million, or .25% of average loans outstanding for the year, compared to $1.4 million or .14% of average loans outstanding for 1995. During 1996, the Company recorded provisions of $4.9 million to the allowance for loan losses compared to $2.8 million for 1995. At December 31, 1996, the allowance aggregated $18.0 million or 1.42% of total loans and provided coverage of 160% of non-performing loans.

         The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data.

                                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                          1996         1995         1994         1993         1992
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance at beginning of period                           $16,014      $14,666      $12,515      $12,239      $12,083
Provisions charged to operating expenses                   4,857        2,774        5,224        8,616        8,983
                                                    ----------------------------------------------------------------
                                                          20,871       17,440       17,739       20,855       21,066
Recoveries of loans previously charged-off:
      Commercial                                             286          486          335          545          911
      Consumer                                               274          243          247          408          157
      Real estate                                             95          292           23          133           58
--------------------------------------------------------------------------------------------------------------------
Total recoveries                                             655        1,021          605        1,086        1,126
--------------------------------------------------------------------------------------------------------------------
Loans charged-off:
      Commercial                                          (1,202)      (1,253)      (2,608)      (7,501)      (4,454)
      Consumer                                            (1,046)        (771)        (683)      (1,917)      (1,582)
      Real estate                                         (1,303)        (423)        (387)      (1,008)      (3,917)
--------------------------------------------------------------------------------------------------------------------
Total charged-off                                         (3,551)      (2,447)      (3,678)     (10,426)      (9,953)
--------------------------------------------------------------------------------------------------------------------
Net charge-offs                                           (2,896)      (1,426)      (3,073)      (9,340)      (8,827)
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses acquired bank                                                           1,000
--------------------------------------------------------------------------------------------------------------------
Balance at end of period                                 $17,975      $16,014      $14,666      $12,515      $12,239
====================================================================================================================
Net charge-offs as a percentage of
      average loans outstanding                            0.25%        0.14%        0.35%        1.19%        1.22%
                                                    ----------------------------------------------------------------
Allowance for loan losses as a
      percentage of year-end loans                         1.42%        1.53%        1.58%        1.52%        1.65%
                                                    ----------------------------------------------------------------

Allocation of the Allowance for Loan Losses

      The following table details the allocation of the allowance for loan losses to the various categories. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

-------------------------------------------------------------------------------------------------------
                                                Allowance for Loan Losses at December 31,
=======================================================================================================
                                       1996                     1995                     1994
-------------------------------------------------------------------------------------------------------
                                              % Gross                  % Gross                  % Gross
                                  Amount       Loans        Amount      Loans        Amount      Loans
-------------------------------------------------------------------------------------------------------
(dollars in thousands)

    Commercial                   $  3,375          19%    $  3,364          19%    $  3,105          18%
    Consumer                        4,081          41        3,321          38        2,707          37
    Real Estate                    10,519          40        9,329          43        8,854          45
-------------------------------------------------------------------------------------------------------
                                  $17,975         100%     $16,014         100%     $14,666         100%
=======================================================================================================

                                  Allowance for Loan Losses at December 31,
================================================================================
                                        1993                     1992
--------------------------------------------------------------------------------
                                              % Gross                   % Gross
                                   Amount      Loans        Amount       Loans
--------------------------------------------------------------------------------
(dollars in thousands)

    Commercial                     $ 3,247          19%     $ 4,534           21%
    Consumer                         2,360          35        1,959           34
    Real Estate                      6,908          46        5,746           45
--------------------------------------------------------------------------------
                                   $12,515         100%     $12,239          100%
================================================================================

Investment Securities

         The following table summarizes the book value of securities available for sale and securities held to maturity by the Company as of the dates shown.

                                                                                         December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                             1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands)

U.S. Government agency and mortgage-backed obligations.................      $707,316       $555,813        $119,618
Obligations of state and political subdivisions........................        15,743
Equity securities......................................................         3,994          2,896           1,959
Other..................................................................        40,434         12,844           4,860
--------------------------------------------------------------------------------------------------------------------

Securities available for sale..........................................      $767,487       $571,553        $126,437
====================================================================================================================

U.S. Government agency and mortgage-backed obligations.................      $798,345       $738,511      $1,225,477

Obligations of state and political subdivisions........................        22,674         17,597             865
Other..................................................................        16,493         16,891          31,209
--------------------------------------------------------------------------------------------------------------------

Securities held to maturity............................................      $837,512       $772,999      $1,257,551
====================================================================================================================

         Consistent with accounting and regulatory pronouncements, the Company has segregated a portion of its investment portfolio as securities available for sale. The balance of the investment portfolio (excluding trading securities) is categorized as securities held to maturity. Investment securities are classified as available for sale if they might be sold in response to changes in interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, liquidity needs or other similar factors. These securities are carried at fair market value. Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity. Securities held to maturity are carried at cost and adjusted for accretion of discounts and amortization of premiums.

         In total, investment securities increased $266.9 million from $1.35 billion to $1.62 billion at December 31, 1996. Net security purchases of approximately $582.4 million were partially offset by prepayments on mortgage-backed securities in the existing portfolio. These security purchases were funded primarily through deposit growth in 1996.


         On November 15, 1995, the FASB issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in that report, management reclassified $401.8 million of investment securities from the "held to maturity" category to the "available for sale" category as of December 31, 1995. In addition, management reclassified $83.8 million of investment securities from held to maturity to the "available for sale" category during the first quarter of 1997 in connection with its acquisition of Independence Bancorp, Inc. The reclassification of these securities should provide increased flexibility in managing interest rate risk, portfolio yields, and liquidity.


         The Company's investment portfolio consists almost entirely of U.S. Government agency and mortgage-backed obligations. These securities have little, if any credit risk since they are either backed by the full faith and credit of the U.S. Government or their principal and interest payments are guaranteed by an agency of the U.S. Government. These investment securities carry fixed coupons whose rate does not change over the life of the securities. Since most securities are purchased at premiums or discounts, their yield will change depending on any change in the estimated rate of prepayments. The Company amortizes premiums and accretes discounts over the estimated average life of the securities. Changes in the estimated average life of the investment portfolio will lengthen or shorten the period in which the premium or discount must be amortized or accreted, thus affecting the Company's investment yields.


         For the year ended December 31, 1996, the yield on the investment portfolio was 6.55%, a decrease of six basis points from 6.61% in fiscal 1995. This decrease resulted from the slightly lower general market interest rates in 1996 as compared to 1995. At both December 31, 1996 and 1995, the average life and duration of the investment portfolio were approximately 6.2 years and 4.6 years, respectively. At December 31, 1996 the yield on the portfolio was 6.53%, down slightly from 6.59% at December 31, 1995.


         At December 31, 1996, the unrealized depreciation in securities available for sale included in stockholders' equity totaled $5.8 million, net of tax, compared to unrealized appreciation of $166 thousand, net of tax, at December 31, 1995. The decline in the market value of the investment portfolio resulted primarily from general market interest rates being higher at year-end 1996 as compared to year-end 1995.

         The contractual maturity distribution and weighted average yield of the Company's investment portfolio (excluding equity and trading securities) at December 31, 1996, are summarized in the following table. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has been tax effected on tax-exempt obligations.

                                                         December 31, 1996
---------------------------------------------------------------------------------------------------------------------------------

                                    Due Under             Due                Due               Due Over
                                      1 Year           1-5 Years          5-10 Years           10 Years            Total
---------------------------------------------------------------------------------------------------------------------------------
                                 Amount   Yield     Amount    Yield     Amount     Yield    Amount   Yield     Amount    Yield
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)

Securities available for sale:

U.S. Government agency
    mortgage-backed obligations  $42,132    5.91%   $60,132     6.30%   $61,651     5.72%  $543,400   6.68%   $707,315     6.51%
State and municipal bonds.......   1,422    5.94      7,472     6.30      6,849     7.14                        15,743     6.63
Other securities................  40,435    4.48                                                                40,435     4.48
---------------------------------------------------------------------------------------------------------------------------------

                                 $83,989    5.21%   $67,604     6.07%   $68,500     5.88%  $543,400   6.68%   $763,493     6.41%
=================================================================================================================================

Securities held to maturity:

U.S. Government agency
    mortgage-backed obligations    3,746    4.90%   $74,915     5.85%   $19,470     6.45%  $700,214   6.61%   $798,345     6.53%
State and municipal bonds.......  22,373    5.81        301     7.70                                            22,674     5.83
Other securities................  15,494    6.00          5     5.52        994     9.50                        16,493     6.21
---------------------------------------------------------------------------------------------------------------------------------

                                 $41,613    5.80%   $75,221     5.86%   $20,464     6.60%  $700,214   6.61%   $837,512     6.50%
=================================================================================================================================

Deposits

         Total deposits averaged $2.7 billion for 1996, an increase of $359.2 million or 15% above the 1995 average. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company regards core deposits as all deposits other than certificates of deposit, retail and public, in excess of $100 thousand. Of the $390.5 million increase in total deposits at year end 1996, $345.2 million was in the various core categories. The average balance of noninterest-bearing demand deposits in 1996 was $537.1 million, an $101.8 million or 23% increase over the average balance for 1995. The average total balance of passbook and statement savings accounts increased $41.5 million, or 8% compared to the prior year. The average balance of interest-bearing demand accounts (money market and N.O.W. accounts) for 1996 was $821.4 million, an $137.3 million or 20% increase over the average balance for the prior year. The average balance of time deposits for 1996 was $776.2 million, a $78.7 million or 11% increase over the average balance for 1995.

         For 1996, the cost of total deposits was 2.73% as compared to 2.88% in 1995. The decrease resulted from slightly lower market interest rates in 1996 as compared to 1995, as well as the growth in 1996 in the Company's lower costing deposit products, including noninterest-bearing demand deposits.

         The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts (subject to a small minimum balance requirement) convenient branch locations, extended hours of operation, quality service, and active marketing.

         The average balances and weighted average rates of deposits for each of the years 1996, 1995, and 1994 are presented below.

                                                                 Year Ended December 31,
                                   ----------------------------------------------------------------------------------
                                              1996                          1995                       1994
                                   --------------------------    --------------------------   -----------------------
                                      Average       Average         Average       Average       Average      Average
                                      Balance         Rate          Balance         Rate        Balance       Rate
                                   --------------  ----------    -------------   ----------   -----------   ---------
(dollars in thousands)
Demand deposits:
     Noninterest-bearing...........      $537,079                     $435,311                   $361,311
     Interest-bearing (money market
        and N.O.W. accounts).......       821,404        2.42%         684,145         2.63%      555,283        2.03%
     Savings deposits..............       577,824        2.23          536,289         2.35       577,191        2.32
     Time deposits.................       776,220        5.31          697,537         5.33       526,546        4.04
                                   --------------                -------------                -----------

Total deposits.....................    $2,712,527                   $2,353,282                 $2,020,331
                                   ==============                =============                ===========

         The remaining maturity of certificates of deposit for $100,000 or more as of December 31, 1996, 1995, and 1994 is presented below:



Maturity                           1996            1995           1994
-------------------------------------------------------------------------
(dollars in thousands)

3 months or less..............     $240,188       $192,341       $100,207
3 to 6 months.................       30,767          8,276         18,454
6 to 12 months................        7,297         31,918          4,503
Over 12 months................        2,071          2,488            618
-------------------------------------------------------------------------

Total.........................     $280,323       $235,023       $123,782
                              =============   ============   ============

Interest Rate Sensitivity and Liquidity

         An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Historically, the most common method of estimating interest rate risk was to measure the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP"), typically one year. Under this method, a company is considered liability sensitive when the amount of its interest-bearing liabilities exceeds the amount of its interest-earning assets within the one year horizon. However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

         The following table illustrates the GAP position of the Company as of December 31, 1996.

                                        Interest Rate Sensitivity Gaps
                                               December 31, 1996
-----------------------------------------------------------------------------------------------------------------
                                                   1-90     91-180    181-365      1-5       Beyond
                                                   Days      Days       Days      Years     5 Years     Total
-----------------------------------------------------------------------------------------------------------------
(dollars in millions)
Rate sensitive:
    Interest-earning assets
    Loans......................................      $515.6     $33.3      $65.4     $429.8     $212.9   $1,257.0
    Investment securities......................        98.6      42.2       93.1      559.7      826.7    1,620.3
    Federal funds sold.........................        27.0                                                  27.0
-----------------------------------------------------------------------------------------------------------------
    Total interest-earning assets..............       641.2      75.5      158.5      989.5    1,039.6    2,904.3
-----------------------------------------------------------------------------------------------------------------
    Interest-bearing liabilities...............
    Transaction accounts.......................       529.8                                      993.2    1,523.0
    Time deposits..............................       360.3     155.5       98.3      155.9                 770.0
    Other borrowed money.......................        70.0                                                  70.0
    Long-term debt.............................                                                   23.0       23.0
-----------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities.........       960.1     155.5       98.3      155.9    1,016.2    2,386.0
-----------------------------------------------------------------------------------------------------------------
Period gap.....................................      (318.9)    (80.0)      60.2      833.6       23.4   $  518.3
=================================================================================================================
Cumulative gap.................................     $(318.9)  $(398.9)   $(338.7)   $ 494.9    $ 518.3
=======================================================================================================
Cumulative gap as a  percentage of
    total interest-earning assets..............       (11.0)%   (13.7)%    (11.7)%     17.0%      17.8%
-------------------------------------------------------------------------------------------------------

         Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Income simulation analysis captures not only the potential of all assets and liabilities to mature or reprice, but also the probability that they will do so. Income simulation also attends to the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, income simulation permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

         The Company's income simulation model analyzes interest rate sensitivity by projecting net income over the next 24 months in a flat rate scenario versus net income in alternative interest rate scenarios. Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, the Company's model projects a proportionate 200 basis point change during the next year, with rates remaining constant in the second year.

         The Company's Asset/Liability Committee (ALCO) policy has established that interest income sensitivity will be considered acceptable if net income in the above interest rate scenario is within 15% of net income in the flat rate scenario in the first year and within 30% over the two year time frame. At December 31, 1996, the Company's income simulation model indicates an acceptable level of interest rate risk.

         In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale portfolio, the use of risk management strategies such as interest rate swaps and caps, or the extension of the maturities of its short-term borrowings.

         Management also monitors interest rate risk by utilizing a market value of equity model. The model assesses the impact of a change in interest rates on the market value of all the Company's assets and liabilities, as well as any off balance sheet items. The model calculates the market value of the Company's assets and liabilities in excess of book value in the current rate scenario, and then compares the excess of market value over book value given an immediate 200 basis point change in rates. The Company's ALCO policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point change would result in the loss of 70% or more of the excess of market value over book value in the current rate scenario. At December 31, 1996, the market value of equity indicates an acceptable level of interest rate risk.

         The market value of equity model reflects certain estimates and assumptions regarding the impact on the market value of the Company's assets and liabilities given an immediate 200 basis point change in interest rates. One of the key assumptions is the market value assigned to the Company's core deposits, or the core deposit premium. In 1996 the Company completed a comprehensive core deposit study in order to assign its own core deposit premiums as permitted by regulation. The study resulted in core deposit premiums which are significantly higher than the core deposit premiums supplied by the Office of Thrift Supervision, which the Company utilized in its market value of equity model in prior years. The study confirmed management's assertion that the Company's core deposits have stable balances over long periods of time, and are generally insensitive to changes in interest rates. Thus, these core deposit balances provide an internal hedge to market value fluctuations in the Company's mortgage-backed securities portfolio. Management believes the core deposit premiums produced by its core deposit study and utilized in its market value of equity model at December 31, 1996 provide a more accurate assessment of the Company's interest rate risk.

         Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash and federal funds sold position, and cash flow from its amortizing investment and loan portfolios. If necessary, the Company has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. During 1996, deposit growth and repayments in the investment portfolio were used to fund growth in the loan portfolio and purchase additional investment securities.

Short-Term Borrowings

         Short-term borrowings consist primarily of securities sold under agreement to repurchase, and were used in 1996 to meet short-term liquidity needs. For 1996, securities sold under agreements to repurchase averaged $21.4 million as compared to $101.2 million in 1995. The average rate on the Company's securities sold under agreements to repurchase was 5.87% and 6.30% during 1996 and 1995, respectively. As of December 31, 1996, securities sold under agreements to repurchase amounted to $70 million and had an average rate of 6.33%.

Long-Term Debt

         A $23 million public offering of capital-qualifying 8.375% subordinated debt was completed in July 1993. Proceeds from this debt offering were used for general corporate purposes, including additional capitalization of existing banking subsidiaries.

Stockholders' Equity and Dividends

         At December 31, 1996, stockholders' equity totaled $204.0 million, up $24.3 million or 14% over stockholders' equity of $179.7 million at December 31, 1995. This increase was primarily due to the Company's net income for the year, as well as $6.6 million in capital raised through the issuance of common stock pursuant to a rights offering. Stockholders' equity as a percent of total assets was 6.31% at December 31, 1996, as compared to 6.56% at December 31, 1995.


         Risk-based capital standards issued by bank regulatory authorities in the United States attempt to relate a banking company's capital to the risk profile of its assets and provide the basis for which all banking companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards require all banks to have Tier 1 capital of at least 4% and total capital, including Tier 1 capital, of at least 8% of risk-adjusted assets.
Tier 1 capital includes common stockholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. Total capital may be comprised of limited life preferred stock, qualifying subordinated debt instruments, and the reserve for possible loan losses.


    Banking regulators have also issued leverage ratio requirements. The leverage ratio requirement is measured as the ratio of Tier 1 capital to adjusted average assets. The following table provides a comparison of the Company's risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the periods indicated.

                                                                                                 Minimum
                                                                                                Regulatory
                                                         December 31,                          Requirements
                                                 ------------------------------------------------------------------
                                                         1996            1995                1996           1995
                                                 ------------------------------------------------------------------
Risk based capital ratios:
    Tier 1.......................................        12.57%         12.64%                4.00%          4.00%
    Total capital................................        15.09          15.49                 8.00           8.00
    Leverage ratio...............................         6.46           6.43              3.00-5.00      3.00-5.00

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which became law in December of 1991, required each federal banking agency including the Board of Governors of the Federal Reserve System ("FRB"), to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. This law also requires each federal banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized, " or "critically undercapitalized." At December 31, 1996, the Company's consolidated capital levels and each of the Company's banking subsidiaries met the regulatory definition of a "well capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.


         Effective September 26, 1996, the Company's Common Stock was listed for trading on the New York Stock Exchange under the symbol CBH. Prior to that date, the Company's Common Stock traded on the NASDAQ National Market under the symbol COBA. The quarterly market price ranges and dividends declared per common share for each of the last two years are shown in the table below. The prices and dividends per share have been adjusted to reflect common stock dividends of 5% with record dates of January 8, 1997,

January 12, 1996, and January 2, 1995. As of February 28, 1997, there were approximately 15,000 holders of record of the Company's common stock.


                                     Common Share Data
----------------------------------------------------------------------------


                                          Sale Prices                Cash
                                     ----------------------        Dividends
                                     High              Low        Per Share
----------------------------------------------------------------------------

1996 Quarter Ended
      December 31                  $ 31.55           $ 24.53       $ 0.1667
      September 30                   26.67             20.00         0.1667
      June 30                        23.58             19.28         0.1667
      March 31                       21.78             19.17         0.1587

1995 Quarter Ended
      December 31                  $ 22.45           $ 19.84       $ 0.1474
      September 30                   23.02             17.34         0.1474
      June 30                        17.58             14.97         0.1474
      March 31                       17.13             14.06         0.1404


         The Company offers a Dividend Reinvestment and Stock Purchase Plan by which dividends on the Company's Common Stock and optional cash payments of up to $5,000 per quarter may be invested in Common Stock at a 3% discount to the market price and without payment of brokerage commissions.

Results of Operations - 1995 versus 1994

         Net income for 1995 was $26.7 million compared to $22.1 million in 1994. Fully diluted net income per common share was $1.77 compared to $1.66 per common share for the prior year. Net income per share for 1995 was impacted by the issuance of 1,725,000 shares of common stock via an underwritten public offering in the first quarter of 1995.

         Net interest income on a tax-equivalent basis for 1995 amounted to $110.4 million, an increase of $7.0 million, or 7% over 1994.

         Interest income on a tax-equivalent basis increased $21.3 million or 13% to $186.6 million in 1995. This increase was primarily related to volume increases and rate increases in the loan portfolio. Interest expense for 1995 rose $14.3 million to $76.2 million from $61.9 million in 1994. This 23% increase was attributable to higher levels of deposits which offset reduced levels of other borrowings, and higher rates paid on deposits and borrowings.

         The provision for loan losses was $2.8 million in 1995 compared to $5.2 million in the prior year. The decrease in the provision for loan losses was associated with the decrease in non-performing assets.

         For 1995, noninterest income totaled $23.6 million, an increase of $4.0 million from 1994. Increased deposit charges and service fees and other operating income offset a decrease in net investment securities gains. Deposit charges and service fees increased $2.7 million due primarily to transaction volumes. The $1.8 million increase in other operating income to $5.9 million includes gross revenues of Commerce Capital, the bank securities dealer division of Commerce NJ established in March 1995. Securities gains of $106 thousand in 1995 and $641 thousand in 1994 resulted from the sale of equity securities.

         Noninterest expenses totaled $89.3 million for 1995, an increase of $6.6 million, or 8% over 1994. Contributing to this increase was the addition of six new branches during 1995. With the addition of these new offices, staff, facilities, and related expenses rose accordingly. Audit and regulatory fees and assessments decreased by $2.0 million to $3.7 million, due to the reduction in Federal deposit insurance rates effective June 1, 1995. Other real estate expenses totaled $2.8 million, a decrease of $770 thousand, reflecting lower levels of other real estate for most of 1995.

Mergers and Acquisitions

         In late 1996, Commerce National Insurance Services, Inc. was formed through the acquisition and combination of three insurance brokerage agencies:
Keystone National Companies, Inc., Cherry Hill, New Jersey, Morales, Potter, & Buckelew, Inc., t/a Buckelew & Associates, Toms River, New Jersey, and Chesley & Cline, Inc., Mt. Holly, New Jersey. Effective January 1, 1997, Colkate, Inc., t/a The Morrissey Agency, Mount Laurel, New Jersey was merged with and into Commerce Insurance. The Company issued approximately 740,000 shares of common stock in exchange for all of the outstanding shares of these agencies. The transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated as the changes would be immaterial. Commerce Insurance offers a full range of commercial, personal, and employee benefit services and is one of the largest insurance agencies in New Jersey.

                        DESCRIPTION OF CAPITAL SECURITIES

         The Capital Securities will represent beneficial interests in the Trust and the holders thereof will be entitled to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "-- Subordination of Common Securities." The Trust Agreement is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). By its terms, the Trust Agreement incorporates certain provisions of the Trust Indenture Act and the Trust Agreement is subject to and governed by the Trust Indenture Act. This summary of certain provisions of the Capital Securities, the Common Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms.

General


         The Capital Securities will be limited to $50,000,000 aggregate Liquidation Amount at any one time outstanding (which amount may be increased by up to $7,500,000 aggregate Liquidation Amount of Capital Securities for exercise of the Underwriters' over-allotment option). See "Underwriting." The Capital Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee will not guarantee payment of Distributions or amounts payable on redemption of the Capital Securities or liquidation of the Trust when the Trust does not have funds legally available for such payments.
See "Description of Guarantee."


Distributions


         Distributions on the Capital Securities will be cumulative, will accumulate from June 9, 1997 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997, at the annual rate of 8-3/4% of the Liquidation Amount to the holders of the Capital Securities on the relevant record dates. The record dates will be the 15th day of the month preceding the month in which the relevant Distribution Date (as defined herein) falls. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of 12 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York or Philadelphia, Pennsylvania are authorized or required by law or executive order to remain closed.

         So long as no Debenture Event of Default shall have occurred and be continuing, the Corporation will have the right under the Indenture to elect to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon any such election, quarterly Distributions on the Capital Securities will be deferred by the Trust during such Extension Period. Distributions to which holders of the Capital Securities are entitled during any such Extension Period will accumulate additional Distributions thereon at the rate per annum of 8-3/4% thereof, compounded quarterly from the relevant Distribution Date, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures. The term "Distributions," as used herein, shall include any such additional Distributions.


         Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods, to end on a date other than an Interest Payment Date or to extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any such Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable except for the election to begin such Extension Period and (ii) the date the Administrative Trustees are required to give notice to any securities exchange or automated inter-dealer quotation system or to holders of such Capital Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

         During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock,
(ii) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Corporation (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) the purchase of fractional shares resulting from a reclassification of the Corporation's capital stock, (e) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees or any of the Corporation's dividend reinvestment plans). The Corporation has no current intention to exercise its option to defer payments of interest on the Junior Subordinated Debentures.

         The revenue of the Trust available for distribution to holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. See "Description of Junior Subordinated Debentures -- General." If the Corporation does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions) will be guaranteed by the Corporation on a limited basis as set forth herein under "Description of Guarantee."

Redemption

         Upon the repayment on the Stated Maturity Date or prepayment in whole or in part prior to the Stated Maturity Date of the Junior Subordinated Debentures (other than following the distribution of the Junior Subordinated Debentures to the holders of the Trust Securities), the proceeds from such repayment or prepayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice of a date of redemption (the "Redemption Date"), at the Redemption Price, which shall be equal to 100% of the principal of, and accrued and unpaid Distributions on, the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Optional Prepayment" and "-- Special Event Prepayment." If less than all of the Junior Subordinated Debentures are to be prepaid on a Redemption Date, then the proceeds of such prepayment shall be allocated pro rata to the Trust Securities.

         "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms and (ii) with respect to a distribution of Junior Subordinated Debentures upon the liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the "Liquidation Amount" of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed. "Liquidation Amount" means the stated amount of $25.00 per Trust Security.


         The Corporation will have the option to prepay the Junior Subordinated Debentures, (i) in whole or in part, on or after the Initial Optional Prepayment Date, at the Prepayment Price and (ii) in whole but not in part, at any time prior to the Initial Optional Prepayment Date, upon the occurrence of a Special Event, at the Prepayment Price, in each case subject to the receipt of any required regulatory approval. See "Description of Junior Subordinated Debentures -- Optional Prepayment" and "-- Special Event Prepayment."

Liquidation of the Trust and Distribution of Junior Subordinated Debentures

         The Corporation will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. Such right is subject to (i) the Corporation having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities and (ii) the receipt of any required regulatory approval.

         The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

         In the event the Company, while a holder of Common Securities, terminates the Trust prior to the stated maturity of the Capital Securities and the termination of the Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the termination of the Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to terminate the Trust.

         The Trust shall automatically terminate upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Corporation;
(ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Corporation, as Sponsor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and, except as described above, wholly within the discretion of the Corporation, as Sponsor); (iii) redemption of all of the Trust Securities as described under "-- Redemption;" (iv) expiration of the term of the Trust; and (v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

         If a termination occurs as described in clause (i), (ii), (iv), or (v) above, the Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities. See "-- Subordination of Common Securities."

         If the Corporation elects not to prepay the Junior Subordinated Debentures prior to maturity in accordance with their terms and either elects not to or is unable to liquidate the Trust and distribute the Junior Subordinated Debentures to holders of the Trust Securities, the Trust Securities will remain outstanding until the repayment of the Junior Subordinated Debentures on the Stated Maturity Date.

         After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee will receive, in respect of each registered global certificate, if any, representing Trust Securities and held by it, a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon the Corporation will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

         There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

Redemption Procedures

         If applicable, the Trust Securities shall be redeemed at the Redemption Price with the proceeds from the contemporaneous repayment or prepayment of the Junior Subordinated Debentures. Any redemption of the Trust Securities shall be made and the Redemption Price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of the Redemption Price. See "-- Subordination of Common Securities."

         If the Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to the Capital Securities held by DTC or its nominees, the Property Trustee will deposit or cause the Paying Agent (as defined herein) to deposit irrevocably with DTC funds sufficient to pay the Redemption Price. With respect to the Capital Securities, if any, held in certificated form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. See "-- Payment and Paying Agency." Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Capital Securities called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on the Redemption Price, and such Capital Securities will cease to be outstanding. In the event that any Redemption Date of the Capital Securities is not a Business Day, then the Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day falls in the next calendar year, such payment shall be made on the immediately preceding Business Day. In the event that payment of the Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Corporation pursuant to the Guarantee as described under "Description of Guarantee," (i) Distributions on the Capital Securities will continue to accumulate at the then-applicable rate, from the Redemption Date originally established by the Trust to the date the Redemption Price is actually paid and (ii) the actual payment date will be the Redemption Date for purposes of calculating the Redemption Price.

         Subject to applicable law (including, without limitation, United States federal securities law), the Corporation or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.


         Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of the Trust Securities at its registered address. Unless the Corporation defaults in payment of the Redemption Price on, or in the repayment of, the Junior Subordinated Debentures, on and after the Redemption Date, Distributions will cease to accrue on the Trust Securities called for redemption.


Subordination of Common Securities

         Payment of Distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Trust Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

         In the case of any Event of Default, the Corporation as holder of the Common Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Capital Securities and not on behalf of the Corporation as holder of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

Events of Default; Notice

         The occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default") constitutes an "Event of Default" under the Trust Agreement.

         Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Capital Securities, the Administrative Trustees and the Corporation, as Sponsor, unless such Event of Default shall have been cured or waived. The Corporation, as Sponsor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities as described under "-- Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "-- Subordination of Common Securities."

Removal of Issuer Trustees

         Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Capital Securities. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Corporation as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Merger or Consolidation of Issuer Trustees

         Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

         The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of the Trust and Distribution of Junior Subordinated Debentures." The Trust may, at the request of the Corporation, as Sponsor, with the consent of the Administrative Trustees but without the consent of the holders of the Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Corporation expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Securities are then listed or quoted, if any, (iv) if the Capital Securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) or, if the Junior Subordinated Debentures are so rated, the Junior Subordinated Debentures, to be downgraded by any such nationally recognized statistical rating organization,
(v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Corporation has received an opinion from independent counsel to the Trust experienced in such matters to the effect that
(a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than any dilution of such holders' interests in the new entity) and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (viii) the Corporation or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

         Except as provided below and under "-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities will have no voting rights.


         The Trust Agreement may be amended from time to time by the Corporation, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement and (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in each such case such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities. Any amendments to the Trust Agreement pursuant to the foregoing shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Corporation (i) with the consent of holders representing a majority (based upon Liquidation Amount) of the outstanding Trust Securities and (ii) upon receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of the Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of the Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive certain past defaults under the Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all of the outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of the Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the Capital Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of the Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Capital Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

         Any required approval of the holders of the Capital Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Capital Securities in the manner set forth in the Trust Agreement.

         No vote or consent of the holders of the Capital Securities will be required for the Trust to redeem and cancel the Capital Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of the Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Corporation, the Issuer Trustees or any affiliate of the Corporation or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

         In the Indenture, the Company has agreed to pay all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book-Entry Issuance

         DTC will act as securities depositary for all of the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Capital Securities, representing in the aggregate the total number of Capital Securities, and will be deposited with DTC.


         DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with

Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.



     Purchases of Capital Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Capital Securities, except in the event that use of the book-entry system for the Capital Securities of the Trust is discontinued.

     To facilitate subsequent transfers, all Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Capital Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


     Redemption notices shall be sent to Cede & Co. as the registered holder of the Capital Securities. If less than all of the Capital Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.


     Although voting with respect to the Capital Securities is limited to the holders of record of the Capital Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).


         Distribution payments on the Capital Securities will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         DTC may discontinue providing its services as securities depositary with respect to any of the Capital Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor depositary is not obtained, definitive Capital Securities certificates representing such Capital Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In such event, definitive certificates for Capital Securities will be printed and delivered. In addition, after a Debenture Event of Default, the holders of a majority in liquidation preference of Capital Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Capital Securities will be printed and delivered.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust or the Company believe to be reliable, but the Trust and the Company assume no responsibility for the accuracy thereof. None of the Trustees, the Trust or the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Same-Day Settlement and Payment

         Settlement for the Capital Securities will be made by the Underwriters in immediately available funds.

         Secondary trading in Capital Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Capital Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Capital Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Capital Securities.

Registrar and Transfer Agent

         The Property Trustee will act as registrar and transfer agent for the Capital Securities.

         Registration of transfers of the Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Capital Securities after they have been called for redemption.

Information Concerning the Property Trustee


         The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, during the existence of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of the Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Capital Securities or the Common Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Corporation and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Payment and Paying Agency

         Payments in respect of the Capital Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Capital Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Regular Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Regular Trustees and the Company) to act as Paying Agent.

Miscellaneous


         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and in such a way that the Junior Subordinated Debentures will be treated as indebtedness of the Corporation for United States federal income tax purposes. In this connection, the Corporation and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust of the Trust or the Trust Agreement, that the Corporation and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.


         Holders of the Trust Securities have no preemptive or similar rights.

         The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

         The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES


         The Junior Subordinated Debentures are to be issued under an Indenture, as supplemented from time to time (as so supplemented, the "Indenture"), between the Corporation and Wilmington Trust Company, as trustee (the
"Debenture Trustee"). The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), will incorporate certain provisions of the Trust Indenture Act, and will be subject to and governed by the Trust Indenture Act. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. A copy of the form of Indenture is available from the Debenture Trustee upon request.

General


         Concurrently with the issuance of the Capital Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Corporation for the Common Securities, in Junior Subordinated Debentures issued by the Corporation. The Junior Subordinated Debentures will bear interest from June 9, 1997 at the annual rate of 8-3/4% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the 15th day of the month preceding the month in which the relevant payment date falls. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of 12 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8-3/4% thereof, compounded quarterly. The term "interest," as used herein, shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.


         The Junior Subordinated Debentures will be issued in denominations of $1,000 and integral multiples thereof. The Junior Subordinated Debentures will mature on June 30, 2027 (the "Stated Maturity Date").

         The Junior Subordinated Debentures will be unsecured and will rank pari passu with all Other Debentures and subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Indenture. See "-- Subordination."


         The Corporation is a holding company and almost all of the operating assets of the Corporation are owned by the Corporation's subsidiaries. The Corporation is a legal entity separate and distinct from its subsidiaries. Holders of the Junior Subordinated Debentures should look only to the Corporation for payments on the Junior Subordinated Debentures. The principal sources of the Corporation's income are dividends, interest and fees from its subsidiaries. The Corporation relies primarily on dividends from the Banks to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. There are regulatory limitations on the payment of dividends to the Corporation from the Banks. As of March 31, 1997, under applicable regulations, the Banks had approximately $52.5 million of total capital available for payment of dividends to the Corporation. The OCC and FDIC have the power to prohibit payment of dividends under circumstances including if such payment would constitute an unsafe or unsound banking practice. In addition, the Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Corporation and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Banks are generally limited in amount as to the

Corporation and as to each of such other affiliates to 10% of the Banks' capital and surplus and as to the Corporation and all of such other affiliates to an aggregate of 20% of the Banks' capital and surplus.

         Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Banks), except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries (including the subsidiaries' deposit liabilities) and all liabilities of any future subsidiaries of the Corporation. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation or any subsidiary, including Senior Indebtedness. See "-- Subordination."

Form, Registration and Transfer

         If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, the Junior Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Capital Securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Capital Securities -- Book-Entry Issuance."

Payment and Paying Agents


         Payment of principal of (and premium, if any) and interest on the Junior Subordinated Debentures will be made at the office of the Debenture Trustee in New York, New York or at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made, except in the case of the Junior Subordinated Debentures in global form, (i) by check mailed to the address of the person entitled thereto as such address shall appear in the register for the Junior Subordinated Debentures or (ii) by transfer to an account maintained by the person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Junior Subordinated Debenture will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Corporation will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.


         Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Corporation in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Corporation, be repaid to the Corporation and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Corporation for payment thereof.

Option to Extend Interest Payment Date



         So long as no Debenture Event of Default has occurred and is continuing, the Corporation will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. At the end of such Extension Period, the Corporation must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8-3/4%, compounded quarterly, to the extent permitted by applicable law ("Compounded Interest")). During an Extension Period, interest will continue to accrue and holders of the Junior Subordinated Debentures (or holders of the Trust Securities while Trust Securities are outstanding) will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue
Discount."



         During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock,
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation (including any Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including any Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation,
(b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Corporation's capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of the Corporation's capital stock, (e) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees or any of the Corporation's dividend reinvestment plans).

         Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of Capital Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. The Debenture Trustee shall give notice of the Corporation's election to begin or extend a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period.

Optional Prepayment


         The Junior Subordinated Debentures will be prepayable, in whole or in part, at the option of the Corporation on or after June 30, 2002 (the "Initial Optional Prepayment Date"), subject to the Corporation having received any required regulatory approval, at a prepayment price (the "Prepayment Price") equal to 100% of the outstanding principal amount of the Junior Subordinated Debentures to be prepaid, plus accrued and unpaid Distributions thereon to the date of prepayment.


         The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organizations's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

         The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Junior Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

Special Event Prepayment


         Prior to the Initial Optional Prepayment Date (i.e. June 30, 2002), if a Special Event shall occur and be continuing, the Corporation may, at its option and subject to receipt of any required regulatory approval, prepay the Junior Subordinated Debentures in whole but not in part at any time within 90 days of the occurrence of such Special Event, at the Prepayment Price.


         A "Special Event" means a Tax Event, a Regulatory Capital Event or an Investment Company Event, as the case may be.

         A "Tax Event" means the receipt by the Corporation and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Corporation on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         A "Regulatory Capital Event" means that the Corporation shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of an applicable regulatory agency or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, the Capital Securities do not constitute, or within 90 days of the date thereof, will not constitute, Tier 1 Capital (or its then-equivalent); provided, however, that the distribution of the Junior Subordinated Debentures in connection with the liquidation of the Trust by the Corporation shall not in and of itself constitute a Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event.


         An "Investment Company Event" means the receipt by the Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

         Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be prepaid at its registered address. Unless the Corporation defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such Junior Subordinated Debentures called for prepayment.

         If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Corporation will pay as additional amounts on the Junior Subordinated Debentures such amounts as shall be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event ("Additional Sums").

Certain Covenants of the Corporation

         The Corporation will also covenant that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation,
(b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) the purchase of fractional shares resulting from a reclassification of the Corporation's capital stock, (d) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (e) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees or any of the Corporation's dividend reinvestment plans), (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Corporation (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments (other than payments under the Guarantee) with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including under Other Guarantees) if such guarantee ranks pari passu or junior in right of payment to the Junior Subordinated Debentures if at such time (1) there shall have occurred any event of which the Corporation has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of which the Corporation shall not have taken reasonable steps to cure, (2) the Corporation shall be in default with respect to its payment of any obligations under the Guarantee or (3) the Corporation shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced and be continuing.

         So long as the Trust Securities remain outstanding, the Corporation also will covenant (i) to maintain 100% direct or indirect ownership of the Common Securities, provided, however, that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of such Common Securities, (ii) to use its reasonable efforts to cause the Trust
(a) to remain a business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

Modification of Indenture


         From time to time the Corporation and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies; provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures, and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Corporation and the Debenture Trustee, with the consent of the holders of a majority in principal amount of the Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided that no such modification may, without the consent of the holders of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity Date, or reduce the principal amount of the Junior Subordinated Debentures or reduce the amount payable on redemption thereof or reduce the rate or extend the time of payment of interest thereon except pursuant to the Corporation's right under the Indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date") or make the principal of, or interest or premium on, the Junior Subordinated Debentures payable in any coin or currency other than that provided in the Junior Subordinated Debentures, or impair or affect the right of any holder of the Junior Subordinated Debentures to institute suit for the payment thereof, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.


Debenture Events of Default

         The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (i) failure for 30 days to pay any interest (including Compounded Interest and Additional Sums, if any) or Liquidated Damages, if any, on the Junior Subordinated Debentures or any Other Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

                  (ii) failure to pay any principal or premium, if any, on the Junior Subordinated Debentures or any Other Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

                  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Corporation from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Junior Subordinated Debentures; or

                  (iv) certain events in bankruptcy, insolvency or reorganization of the Corporation.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

         The Indenture requires the annual filing by the Corporation with the Debenture Trustee of a certificate as to the absence of certain defaults under the Indenture.

         The Indenture provides that the Debenture Trustee may withhold notice of a Debenture Event of Default from the holders of the Junior Subordinated Debentures if the Debenture Trustee considers it in the interest of such holders to do so.

Enforcement of Certain Rights by Holders of Capital Securities


         If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Corporation to pay the principal of (or premium, if any), or interest (including Compounded Interest and Additional Sums, if any) or Liquidated Damages, if any, on the Junior Subordinated Debentures on the due date, a holder of the Capital Securities may institute a Direct Action. The Corporation may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities. Notwithstanding any payments made to a holder of the Capital Securities by the Corporation in connection with a Direct Action, the Corporation shall remain obligated to pay the principal of (or premium, if any) or interest (including Compounded Interest and Additional Sums, if any) or Liquidated Damages, if any, on the Junior Subordinated Debentures, and the Corporation shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Corporation to such holder in any Direct Action.

         The holders of the Capital Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of Capital Securities -- Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

         The Indenture provides that the Corporation shall not consolidate with or merge into any other person or convey, transfer or lease its properties as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into the Corporation or convey, transfer or lease its properties as an entirety or substantially as an entirety to the Corporation, unless: (i) in case the Corporation consolidates with or merges into another person or conveys or transfers its properties substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes the Corporation's obligations on the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

         The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Corporation that may adversely affect holders of the Junior Subordinated Debentures.

Satisfaction and Discharge

         The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and the Corporation deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Corporation's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Corporation will be deemed to have satisfied and discharged the Indenture.

Subordination

         In the Indenture, the Corporation has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Corporation, all Senior Indebtedness must be paid in full before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

         In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of the Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.


         No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

         "Indebtedness" shall mean (i) every obligation of the Corporation for money borrowed; (ii) every obligation of the Corporation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Corporation with respect to letters of credit, banker's acceptances or similar facilities issued for the account of the Corporation; (iv) every obligation of the Corporation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Corporation; (vi) all indebtedness of the Corporation whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Corporation has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

         "Indebtedness Ranking on a Parity with the Junior Subordinated Debentures" shall mean (i) Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, to the extent such indebtedness specifically by its terms ranks equally with and not prior to the Junior Subordinated Debentures in the right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Corporation and (ii) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Corporation that is a financing vehicle of the Corporation (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Corporation pursuant to an instrument that ranks pari passu with or junior in right of payment to the Guarantee. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures.

         "Indebtedness Ranking Junior to the Junior Subordinated Debentures" shall mean any Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, to the extent such indebtedness by its terms ranks junior to and not equally with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Corporation. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures.

         "Senior Indebtedness" shall mean all Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.


         The Corporation is a holding company and almost all of the operating assets of the Corporation are owned by the Corporation's subsidiaries. The Corporation relies primarily on dividends from the Banks to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Corporation is a legal entity separate and distinct from its subsidiaries. Holders of the Junior Subordinated Debentures should look only to the Corporation for payments on the Junior Subordinated Debentures. There are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from the Banks. See "-- General." In addition, the Banks are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Corporation and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Banks are generally limited in amount as to the Corporation and as to each of such other affiliates to 10% of the Banks' capital and surplus and as to the Corporation and all of such other affiliates to an aggregate of 20% of the Banks' capital and surplus. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries.


         Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Banks), except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's Subsidiaries (including the Banks' deposit liabilities) and all liabilities of any future subsidiaries of the Corporation. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation or any subsidiary, including Senior Indebtedness.

Restrictions on Transfer



         The Junior Subordinated Debentures will be issued, and may be transferred, only in blocks having an aggregate principal amount of not less than $1,000 and multiples of $1,000 in excess thereof. Any such transfer of the Junior Subordinated Debentures in a block having an aggregate principal amount of less than $1,000 shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Junior Subordinated Debentures for any purpose, including but not limited to the receipt of payments on such Junior Subordinated Debentures, and such transferee shall be deemed to have no interest whatsoever in such Junior Subordinated Debentures.



Governing Law


         The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware.

Information Concerning the Debenture Trustee

         The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

         The Guarantee will be executed and delivered by the Corporation concurrently with the issuance by the Trust of the Capital Securities for the benefit of the holders from time to time of the Capital Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee. The Guarantee is qualified under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.


General

         The Corporation will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds legally available therefor at such time, (ii) the applicable Redemption Price with respect to the Capital Securities called for redemption, to the extent that the Trust has funds legally available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the Junior Subordinated Debentures to holders of the Capital Securities or the redemption of all Capital Securities), the lesser of (a) the Liquidation Distribution, to the extent the Trust has funds legally available therefor at the time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Capital Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of the Capital Securities or by causing the Trust to pay such amounts to such holders.


         The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See "-- Status of the Guarantee." Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Corporation's obligations under the Guarantee effectively will be subordinated to all existing and future liabilities of the Corporation's Subsidiaries (including the Corporation's Subsidiaries' deposit liabilities), and all liabilities of any future subsidiaries of the Corporation. Claimants should look only to the assets of the

Corporation for payments under the Guarantee. See "Description of the Junior Subordinated Debentures -- General." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Indebtedness, whether under the Indenture, any other indenture that the Corporation may enter into in the future or otherwise.

         The Corporation will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

         The Guarantee will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures.

         The Guarantee will rank pari passu with all Other Guarantees issued by the Corporation after the Issue Date with respect to capital securities (if any) issued by Other Trusts. The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Corporation.

Events of Default

         An event of default under the Guarantee will occur upon the failure of the Corporation to perform any of its payment or other obligations thereunder, provided, however, that except with respect to a default in payment of any Guarantee Payment, the Corporation shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

         Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

         The Corporation, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Amendments and Assignment

         Except with respect to any changes that do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Capital Securities then outstanding.

Termination of the Guarantee


         The Guarantee will terminate and be of no further force and effect upon full payment of the applicable Redemption Price of the Capital Securities, upon full payment of the Liquidation Amount payable upon liquidation of the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.


Information Concerning the Guarantee Trustee


         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Corporation in performance of the Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantee and, in case a default with respect to the Guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his own affairs. Subject to this provision, the Guarantee Trustee will be under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.


Governing Law


         The Guarantee will be governed by and construed in accordance with the laws of the State of Delaware.



                 RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

         Payments of Distributions and other amounts due on the Capital Securities (to the extent the Trust has funds legally available for the payment of such Distributions) will be irrevocably guaranteed by the Corporation as and to the extent set forth under "Description of Guarantee." Taken together, the Corporation's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Capital Securities. If and to the extent that the Corporation does not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Capital Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds legally available therefor. In such event, the remedy of a holder of Capital Securities is to institute a Direct Action. The obligations of the Corporation under the Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because: (i) the aggregate principal amount or Prepayment Price of the Junior Subordinated Debentures will be equal to the sum of the Liquidation Amount or Redemption Price, as applicable, of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Corporation, as Sponsor, shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and (iv) the Trust Agreement will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Enforcement Rights of Holders of Capital Securities

         A holder of any Capital Security may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

         A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Trust Agreement. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Trust Agreement.

Limited Purpose of the Trust

         The Capital Securities will represent beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in only those other activities necessary, advisable or incidental thereto.

Rights Upon Termination

         Unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities, upon any voluntary or involuntary termination, winding-up or liquidation of the Trust, after satisfaction of the liabilities of creditors of the Trust as required by applicable law, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Capital Securities -- Liquidation of the Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the Property Trustee, as holder of the

Junior Subordinated Debentures, would be a subordinated creditor of the Corporation, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Corporation receive payments or distributions.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

         In the opinion of Blank Rome Comisky and McCauley, in its capacity as counsel to the Company and the Trust ("Counsel"), the following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities.

         This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

         Except as otherwise stated, this summary deals only with the Capital Securities held as a capital asset by a holder who or which (i) purchased the Capital Securities upon original issuance (an "Initial Holder") at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (including, without limitation, banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Capital Securities as a position in a "straddle," as part of a "synthetic security," "hedging," "conversion" or other integrated investment or "interest rate swap" transaction, and persons having a functional currency other than the U.S. Dollar. Further, this summary does not address (a) the income tax consequences to shareholders in or partners or beneficiaries of, a holder of the Capital Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership of disposition of the Capital Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Capital Securities.

         A "US Holder" is a holder of the Capital Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or
(iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust.

US Holders

         Characterization of the Trust. In connection with the issuance of the Capital Securities, Counsel will render its opinion generally to effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by the Trust, and each US Holder will be required to include in gross income all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures.


         Characterization of the Junior Subordinated Debentures. The Company and the Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Counsel will render its opinion generally to the effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and such opinion, assuming full compliance with the terms of the Junior Subordinated Indenture (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.


         Interest Income and Original Issue Discount. Under the terms of the Junior Subordinated Debentures, the Company has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the Junior Subordinated Debentures. Recently issued Treasury Regulations ("Regulations") under Section 1273 of the Code provide that debt instruments like the Junior Subordinated Debentures will not be considered to be issued with "original issue discount" ("OID") solely by reason of the Company's ability to defer payments of interest if the likelihood of such deferral is "remote." The Company has concluded, and this discussion assumes, that, as of the date of this Prospectus, the likelihood of deferring payments of interest under the terms of the Junior Subordinated Debentures is "remote" within the meaning of the applicable Regulations. This conclusion is based, in part, upon the fact that exercising such option would prevent the Company from declaring dividends on its stock and would prevent the Company from making any payments with respect to debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Therefore, the Junior Subordinated Debentures should not be treated as issued with OID by reason of the Company's deferral option. Rather, stated interest on the Junior Subordinated Debentures will generally be taxable to a US Holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these Regulations have not yet been interpreted in any rulings or any other published authorities of the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

         In the event that the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as having been retired and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the Junior Subordinated Debentures would thereafter be treated as OID -- which would accrue, and would be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of actual payments under the Junior Subordinated Debentures. In that event, subsequent distributions of interest on the Junior Subordinated Debentures would not generally be taxable. The amount of OID that would accrue in any period would generally be approximately equal to the amount of interest that accrued on the Junior Subordinated Debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, US Holders will include OID in gross income in advance of a corresponding receipt of cash, and a US Holder which disposes of a Capital Security prior to the record date for payment of distributions on the Junior Subordinated Debentures following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash form the Trust with respect to the OID.


         If the possibility of the Company's exercise of its option to defer payments of interest is not treated as remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income over the term of the Junior Subordinated Debentures on an economic accrual basis, without regard to whether any interest is actually paid over such term.


         Characterization of Income. Because the income underlying the Capital Securities will not be characterized as dividends for income tax purposes, corporate holders of the Capital Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Capital Securities.

         Market Discount and Bond Premium. Holders of the Capital Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with "market discount" or "acquisition premium" (as each phrase is defined for United States federal income tax purposes).

         Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust. Under certain circumstances described herein (See e.g., "Description of the Capital Securities -- Liquidation Distribution of Junior Subordinated Debentures"), the Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Capital Securities and in liquidation of the Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in his Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Capital Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Trust would include the period during which the Capital Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to US Holders of the Capital Securities (and the Trust) for United States federal income tax purposes.

         Under certain circumstances described herein (see "Description of the Capital Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if he had sold the Capital Securities for cash. See "-- Sales of Capital Securities" below.

         Sales of Capital Securities. A US Holder that sells Capital Securities will recognize gain or loss equal to the difference between his adjusted basis in the Capital Securities and the amount realized on the sale of such Capital Securities. A US Holder's adjusted basis in the Capital Securities generally will be his initial purchase price, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and decreased by payments received on the Capital Securities (other than any interest received with respect to the period prior to the effective date of the Company's first exercise of its option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year prior to the date of disposition.

         A holder who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest in the event that such holder uses the accrual method of tax accounting, or OID, if applicable (regardless of whether the holder uses the cash or accrual method of tax accounting), on the Junior Subordinated Debentures through the date of disposition in its taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Capital Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Capital Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Proposed Tax Law Changes


         On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the tax proposals therein (the "Tax Proposal") would generally deny corporate issuers a deduction for interest on certain debt obligations that have a maximum term in excess of 15 years and are not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. As currently drafted, the Tax Proposal would be effective generally for instruments issued on or after the date of first Congressional "committee action." Although it is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to the Tax Proposal, it appears that, as drafted, the Tax Proposal would not apply retroactively to the Junior Subordinated Debentures. In any event, as the Capital Securities will be reported within "Long Term Debt" on the consolidated balance sheets of the Company, it appears that the Tax Proposal, if applicable, would not alter the tax treatment of the Capital Securities. However, it is possible that if the Tax Proposal (or similar legislation) is enacted with retroactive effect with respect to the Junior Subordinated Debentures, the Company may not be entitled to any interest deductions with respect to the Junior Subordinated Debentures. There can be no assurance that the Tax Proposal, if enacted, will not apply retroactively to the Junior Subordinated Debentures or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Capital Securities -- Redemption" and "Distribution of Junior Subordinated Debentures -- Special Event Prepayment."


Non-US Holders

         The following discussion applies to a Non-US Holder.


         Payments to a holder of a Capital Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that: (a) the beneficial owner of the Capital Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Capital Securities certifies to the Trust or its agent, under penalties of perjury, that he is a Non-US Holder and provides his name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial

Institution between it and the beneficial owner in the chain of ownership, and furnishes the Trust or its agent with a copy thereof.

         As discussed above (see "Proposed Tax Law Changes"), changes in legislation affecting the income tax consequences of the Junior Subordinated Debentures are possible, and could adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Moreover, any such legislation could adversely affect Non-US Holders by characterizing income derived from the Junior Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a Non-US Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a Non-US Holder. A Non-US Holder of a Capital Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Capital Security. A Non-US Holder which holds the Capital Securities in connection with the active conduct of a United States trade or business will, however, be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

Information Reporting


         In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Capital Securities held by a noncorporate US Holder. In addition, payments made on, and payments of the proceeds from the sale of, the Capital Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to his Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "-- Backup Withholding." Taxable income on the Capital Securities for a calendar year should be reported to US Holders on Forms 1099 by January 31st of the following calendar year.


Backup Withholding

         Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

         THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CAPITAL SECURITIES. POTENTIAL HOLDERS OF THE CAPITAL SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         Each of the Corporation (the obligor with respect to the Junior Subordinated Debentures held by the Trust), and its affiliates and the Property Trustee may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to many retirement plans or accounts that are subject to ERISA and/or the Code (collectively referred to as "Plan" or "Plans"). The purchase and/or holding of the Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA and/or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Corporation, the Property Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). In addition, a Plan fiduciary considering the purchase of the Capital Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. In such event, the Property Trustee, as well as any other persons exercising discretion with respect to the Junior Subordinated Debentures, may become fiduciaries, parties in interest or disqualified persons with respect to investing Plans. In order to avoid certain prohibited transactions under ERISA and/or the Code that could thereby result, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures and to have consented to the appointment of the Property Trustee. In this regard, it should be noted that, in an Event of Default, the Corporation may not remove the Property Trustee without the approval of a majority of the holders of the Capital Securities. A Plan fiduciary should consider whether the purchase of the Capital Securities would constitute a violation of its fiduciary duties under ERISA and/or the Code.

         A Plan fiduciary should consider whether the purchase of the Capital Securities could result in a delegation of fiduciary authority to the Property Trustee, and, if so, whether such a delegation of authority is permissible under the Plan's governing instrument or any investment management agreement with the Plan. In making such determination, a Plan fiduciary should note that the Property Trustee is a bank qualified to be an investment manager (within the meaning of Section 3(38) of ERISA) to which such a delegation of authority generally would be permissible under ERISA. Further, prior to an Event of Default with respect to the Junior Subordinated Debentures, the Property Trustee will have only limited custodial and ministerial authority with respect to Trust assets.

         THE SALE OF INVESTMENTS TO PLANS IS IN NO RESPECT A REPRESENTATION BY THE TRUST, THE CORPORATION, THE PROPERTY TRUSTEE, THE UNDERWRITERS OR ANY OTHER PERSON ASSOCIATED WITH THE SALE OF THE CAPITAL SECURITIES THAT SUCH SECURITIES MEET RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT SUCH SECURITIES ARE OTHERWISE APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN. ANY PURCHASER PROPOSING TO ACQUIRE THE CAPITAL SECURITIES WITH ASSETS OF ANY PLAN SHOULD CONSULT WITH HIS COUNSEL.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Trust have agreed that the Trust will sell to each of the underwriters named below ("Underwriters") and each has severally agreed to purchase from the Trust the respective aggregate Liquidation Amount of Capital Securities set forth opposite its name below:


                                                               Liquidation
                                                                Amount of
                                                                 Capital
Underwriter                                                    Securities
-----------------------------------------------           ---------------------
Wheat, First Securities, Inc. .................                $30,000,000

Janney Montgomery Scott Inc. ..................                 20,000,000
                                                          ---------------------
         Total.................................                $50,000,000
                                                          =====================


         Under the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Capital Securities offered hereby, if any are taken.

         The Underwriters propose to offer the Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $0.50 per Capital Security. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

         The Company has granted to the Underwriters an option, exercisable not later than the earlier of (i) 30 days after the date of this Prospectus, or (ii) prior to the effective date of any Tax Proposal, to purchase up to an additional $7,500,000 aggregate Liquidation Amount of the Capital Securities at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, plus accrued interest, if any, from June 9, 1997. To the extent that the Underwriters exercises such option, the Company will be obligated, pursuant to the option, to sell such Capital Securities to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Capital Securities offered hereby. If purchased, the Underwriters will offer such additional Capital Securities on the same terms as those on which the $50,000,000 aggregate Liquidation Amount of the Capital Securities are being offered.

         In connection with the offering of the Capital Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Capital Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Capital Securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Capital Securities in the open market following completion of the initial offering of Capital Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the Capital Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Capital Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Capital Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.



         In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters' arranging the investment therein of such proceeds an amount of $0.75 per Capital Security for the accounts of the several Underwriters.


         The Company and the Trust have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Capital Securities, as communicated to the Company by the Underwriters and (ii) 90 days following the Closing Date, they will not offer, sell, contract to sell or otherwise dispose of any additional securities of the Trust or the Company substantially similar to the Capital Securities or any securities convertible into or exchangeable for or that represent the right to receive any such similar securities, without the consent of the Underwriters, which consent shall not be unreasonably withheld.

         Prior to this offering, there has been no public market for the Capital Securities. An application will be made to have the Capital Securities approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "CBHPrT", subject to notice of issuance. In order to meet one of the requirements for listing the Capital Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Capital Securities to a minimum of 400 beneficial holders. Trading of the Capital Securities on the NYSE is expected to commence within 30 days after the initial delivery of the Capital Securities. The Underwriters have advised the Company that they intend to make a market in the Capital Securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or the existence of the trading market for the Capital Securities.


         Participation by the Underwriters in this offering will be in compliance with Rule 2810 of the NASD Conduct Rules, including the requirement that the Underwriters shall not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.


         The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         The Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.


                                  LEGAL MATTERS


         Certain legal matters will be passed upon for the Corporation and the Trust by Blank Rome Comisky & McCauley, and for the Underwriters by Morgan, Lewis & Bockius LLP. Jack R Bershad, a partner in Blank Rome Comisky & McCauley, is a director of the Company, Commerce NJ and Commerce PA. Mr. Bershad and certain other partners of Blank Rome Comisky & McCauley are shareholders of the Company.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Commerce Bancorp, Inc. at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement which, as to the years 1996, 1995, and 1994, are based in part on the reports of other auditors. The financial statements referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


         The consolidated financial statements of Independence Bancorp, Inc. as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
Audited Annual Financial Statements:

    Report of Independent Auditors......................................... F-1

    Consolidated Balance Sheets as of December 31, 1996 and 1995........... F-2

    Consolidated Statements of Income for the
             Years Ended December 31, 1996, 1995 and 1994.................. F-3

    Consolidated Statements of Cash Flows for the
             Years Ended December 31, 1996, 1995 and 1994.................. F-4

    Consolidated Statements of Changes in Stockholders' Equity for the
             Years Ended December 31, 1996, 1995 and 1994.................. F-5

    Notes to Consolidated Financial Statements............................. F-6

                         Report of Independent Auditors


To the Board of Directors and Stockholders
Commerce Bancorp, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Independence Bancorp, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 11.6% in 1996 and 11.9% in 1995, and net interest income constituting 13.6% in 1996, 13.4% in 1995, and 12.2% in 1994, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Independence Bancorp, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commerce Bancorp, Inc. and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 30, 1997

                     COMMERCE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)


                                                                                     December 31,
                                                                               ----------------------------
                                                                                 1996              1995
                                                                               ----------        ----------
ASSETS:
     Cash and due from banks ..........................................        $  181,858        $  167,487
     Federal funds sold ...............................................            26,975            42,370
                                                                               ----------        ----------
          Cash and cash equivalents ...................................           208,833           209,857
     Mortgages held for sale ..........................................             1,314             5,442
     Trading securities ...............................................            15,327             8,843
     Securities available for sale ....................................           767,487           571,553
     Securities held to maturity ......................................           837,512           772,999
          (market value 1996, $815,888; 1995, $761,865)
     Loans ............................................................         1,266,855         1,048,815
          Less allowance for loan losses ..............................            17,975            16,014
                                                                               ----------        ----------
                                                                                1,248,880         1,032,801
     Bank premises and equipment, net .................................            94,339            79,744
     Other assets .....................................................            58,460            57,348
                                                                               ----------        ----------
                                                                               $3,232,152        $2,738,587
                                                                               ==========        ==========
LIABILITIES:
     Deposits:
          Demand:
              Interest bearing ........................................        $  884,310        $  748,861
              Non-interest bearing ....................................           626,664           520,228
          Savings .....................................................           638,660           550,450
          Time ........................................................           770,036           709,647
                                                                               ----------        ----------
              Total Deposits ..........................................         2,919,670         2,529,186
     Other borrowed money .............................................            70,000
     Other liabilities ................................................            12,185             2,347
     Obligation to Employee Stock Ownership Plan (ESOP) ...............             3,333             4,359
     Long-term debt ...................................................            23,000            23,000
                                                                               ----------        ----------
                                                                                3,028,188         2,558,892
STOCKHOLDERS' EQUITY:
     Common stock, 15,689,167 shares issued (13,237,643 shares in 1995)            23,546            18,894
          Series C preferred stock, 417,000 shares authorized,
              issued and outstanding (liquidating preference: $18.00
              per share totaling $7,506) ..............................             7,506             7,506
          Series A preferred stock ....................................                30               777
          Capital in excess of par or stated value ....................           144,551           125,911
          Retained earnings ...........................................            36,086            34,276
                                                                               ----------        ----------
                                                                                  211,719           187,364
          Less commitment to ESOP .....................................             4,403             5,553
          Less treasury stock, at cost, 267,378 shares
              in 1996 (164,294 shares in 1995) ........................             3,352             2,116
                                                                               ----------        ----------
                   Total stockholders' equity .........................           203,964           179,695
                                                                               ----------        ----------
                                                                               $3,232,152        $2,738,587
                                                                               ==========        ==========

                        See accompanying notes.

                     COMMERCE BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except per share amounts)



                                                                              Years ended December 31,
                                                                    -----------------------------------------
                                                                      1996             1995            1994
                                                                    ---------        --------        --------
INTEREST INCOME:
     Interest and fees on loans .............................        $104,842        $ 92,558        $ 75,874
     Interest on investment securities ......................          95,026          90,097          88,099
     Other interest .........................................           2,867           3,463             971
                                                                     --------        --------        --------
              Total interest income .........................         202,735         186,118         164,944
                                                                     ========        ========        ========

INTEREST EXPENSE:
     Interest on deposits:
          Demand ............................................          19,842          18,009          11,296
          Savings ...........................................          12,907          12,609          13,396
          Time ..............................................          41,212          37,197          21,268
                                                                     --------        --------        --------
              Total interest on deposits ....................          73,961          67,815          45,960
     Interest on other borrowed money .......................           1,336           6,379          13,962
     Interest on long-term debt .............................           2,025           2,025           2,025
                                                                     --------        --------        --------
              Total interest expense ........................          77,322          76,219          61,947
                                                                     --------        --------        --------
     Net interest income ....................................         125,413         109,899         102,997
     Provision for loan losses ..............................           4,857           2,774           5,224
                                                                     --------        --------        --------
     Net interest income after provision for loan losses ....         120,556         107,125          97,773
                                                                     --------        --------        --------

NON-INTEREST INCOME:
     Deposit charges and service fees .......................          21,850          17,661          14,933
     Other operating income .................................           9,251           5,856           4,017
     Net investment securities gains ........................           1,675             106             641
                                                                     --------        --------        --------
              Total non-interest income .....................          32,776          23,623          19,591
                                                                     ========        ========        ========

NON-INTEREST EXPENSE:
     Salaries ...............................................          37,668          30,768          26,694
     Benefits ...............................................           9,389           8,153           7,500
     Occupancy ..............................................          12,418          10,144           9,280
     Furniture and equipment ................................          14,336          10,783           9,232
     Office .................................................          10,646           8,318           6,780
     Audit and regulatory fees and assessments ..............           3,173           3,721           5,741
     Marketing ..............................................           4,777           3,409           2,855
     Other real estate (net) ................................           2,329           2,848           3,618
     Other ..................................................          14,295          11,172          11,034
                                                                     --------        --------        --------
          Total non-interest expenses .......................         109,031          89,316          82,734
                                                                     --------        --------        --------
     Income before income taxes .............................          44,301          41,432          34,630
     Provision for federal and state income taxes ...........          16,051          14,780          12,485
                                                                     --------        --------        --------
     Net income .............................................          28,250          26,652          22,145
     Dividends on preferred stocks ..........................             842           1,122           1,633
                                                                     --------        --------        --------
     Net income applicable to common stock ..................        $ 27,408        $ 25,530        $ 20,512
                                                                     ========        ========        ========
     Net income per common and common equivalent share:
          Primary ...........................................        $   1.87        $   1.88        $   1.83
                                                                     ========        ========        ========
          Fully diluted .....................................        $   1.76        $   1.77        $   1.66
                                                                     ========        ========        ========
     Average common and common equivalent shares outstanding:
          Primary ...........................................          14,679          13,558          11,222
                                                                     ========        ========        ========
          Fully diluted .....................................          16,037          15,024          13,218
                                                                     ========        ========        ========
     Cash dividends declared, common stock ..................        $   0.66        $   0.58        $   0.53
                                                                     ========        ========        ========

                             See accompanying notes.

                     COMMERCE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (dollars in thousands)

                                                                                             Years Ended December 31,
                                                                                    ---------------------------------------------
                                                                                      1996              1995              1994
                                                                                    ---------         ---------         ---------
OPERATING ACTIVITIES:
     Net income ............................................................        $  28,250         $  26,652         $  22,145
     Adjustments to reconcile net income to net cash
     provided (used) by  operating activities:
          Provision for loan losses ........................................            4,857             2,774             5,224
          Provision for depreciation, amortization, and accretion ..........           16,156            14,423            17,057
          Gains on sales of securities available for sale ..................           (1,675)             (106)             (641)
          Gains on sales of loans ..........................................              (20)              (22)               (3)
          Proceeds from sales of mortgages held for sale ...................           23,683            18,343            76,249
          Originations of mortgages held for sale ..........................          (19,555)          (21,522)          (35,361)
          Net loan chargeoffs ..............................................           (2,896)           (1,426)           (3,073)
          Net increase in trading securities ...............................           (6,484)           (8,843)
          Decrease (increase)  in other assets .............................              524            (9,530)           13,037
          Increase (decrease) in other liabilities .........................            9,758            (1,824)          (19,482)
          Deferred income tax expense (benefit) ............................              226              (575)           (1,105)
                                                                                    ---------         ---------         ---------
              Net cash provided by operating activities ....................           52,824            18,344            74,047

INVESTING ACTIVITIES:
     Proceeds from sales of securities available for sale ..................          107,666               146               961
     Proceeds from the maturity of securities available for sale ...........          187,120            32,052            45,798
     Proceeds from the maturity of securities held to maturity .............          125,283           113,762           133,924
     Purchase of securities available for sale .............................         (497,926)          (52,623)
     Purchase of securities held to maturity ...............................         (192,168)          (51,432)         (387,579)
     Net increase in loans .................................................         (227,331)         (124,410)         (113,032)
     Proceeds from sales of loans ..........................................            9,311             6,720             6,027
     Purchases of premises and equipment ...................................          (25,766)          (24,878)          (22,234)
                                                                                    ---------         ---------         ---------
              Net cash used by investing activities ........................         (513,811)         (100,663)         (336,135)

FINANCING ACTIVITIES:
     Net increase in demand and savings deposits ...........................          330,095           242,354           131,962
     Net increase (decrease) in time deposits ..............................           60,389           187,585           (22,313)
     Net increase (decrease) in other borrowed money .......................           70,000          (312,895)          177,895
     Issuance of common stock ..............................................            6,859            25,774
     Dividends paid ........................................................           (9,298)           (7,773)           (6,355)
     Proceeds from issuance of common stock under
          dividend reinvestment and other stock plans ......................            4,288             2,728             1,927
     Purchase of treasury stock ............................................                               (352)             (214)
     Other .................................................................           (2,370)              189               114
                                                                                    ---------         ---------         ---------
              Net cash provided by financing activities ....................          459,963           137,610           283,016
     (Decrease) increase in cash and cash equivalents ......................           (1,024)           55,291            20,928
     Cash and cash equivalents at beginning of year ........................          209,857           154,566           133,638
                                                                                    ---------         ---------         ---------
     Cash and cash equivalents at end of year ..............................        $ 208,833         $ 209,857         $ 154,566
                                                                                    =========         =========         =========
     Supplemental disclosures of cash flow information:
          Cash paid during the period for:
              Interest .....................................................        $  75,731         $  76,254         $  60,630
              Income taxes .................................................           14,449            14,165            12,960
          Other noncash activities:
              Transfer of securities to securities available for sale ......                          $ 401,826

                             See accompanying notes.

                     COMMERCE BANCORP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1995 and 1994
                (dollars in thousands, except per share amounts)


                                                                       Capital in
                                                                        Excess of
                                                Common    Preferred      Par or    Retained    Commitment    Treasury
                                                 Stock      Stock     Stated Value Earnings     to ESOP        Stock        Total
-----------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1994                      $12,988    $ 8,956       $86,742   $13,039      $ (7,365)     $ (1,550)   $112,810

Accounting change adjustment for unrealized
      gain on securities available for sale,
      net of tax ...........................                                            954                                     954
Net income..................................                                         22,145                                  22,145
5% common stock dividend and cash paid
     in lieu of fractional shares (348 shares)       543                    5,199    (5,752)                                    (10)
Cash dividends, common stock ($0.53 per share)                                       (4,712)                                 (4,712)
Common stock issued in connection with
     incentive stock option plan (100 shares)        157                      818                                  (214)        761
Cash dividends, preferred stock.............                                         (1,633)                                 (1,633)
Decrease in obligation to ESOP..............                                                          673                       673
Conversion of Series B preferred stock to
     common stock at 1.4071 for 1 (737
     shares) ...............................       1,472       (669)         (803)                                                0
Redemption of Series B preferred stock
     (4 shares) ............................                     (4)          (57)                                              (61)
Tax benefit from ESOP dividends.............                                  197                                               197
Proceeds from issuance of common stock under
dividend reinvestment plan (58 shares)......          81                      871                                               952
Fair value adjustment on available for sale
     securities, net of tax.................                                         (5,494)                                 (5,494)
-----------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1994                     15,241      8,283        92,967    18,547        (6,692)       (1,764)    126,582
Net income..................................                                         26,652                                  26,652
5% common stock dividend and cash paid in
     lieu of fractional shares (419 shares).         655                    7,244    (7,869)                                     30
Cash dividends, common stock ($0.58 per share)                                       (6,638)                                 (6,638)
Common stock issued in connection with
     incentive stock option plan (108 shares)        169                      899                                  (352)        716
Cash dividends, preferred stock.............                                         (1,122)                                 (1,122)
Decrease in obligation to ESOP..............                                                        1,139                     1,139
Common stock issued (1,725 shares)..........       2,695                   23,079                                            25,774
Tax benefit from ESOP dividends.............                                  197                                               197
Proceeds from issuance of common stock under
dividend reinvestment plan (89 shares)......         134                    1,525                                             1,659
Fair value adjustment on available for sale
     securities, net of tax.................                                          4,706                                   4,706
-----------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1995                     18,894      8,283       125,911    34,276        (5,553)       (2,116)    179,695
Acquisition of Commerce National Insurance
     Services (713 shares) .................       1,114                   (1,135)                                              (21)
-----------------------------------------------------------------------------------------------------------------------------------
As adjusted balance at January 1, 1996            20,008      8,283       124,776    34,276        (5,553)       (2,116)    179,674
Net income..................................                                         28,250                                  28,250
5% common stock dividend and cash paid
     in lieu of fractional shares (534
     shares) ...............................         834                   10,388   (11,244)                                    (22)
Cash dividends, common stock ($0.66 per
     share) ................................                                         (8,430)                                 (8,430)
Common stock issued in connection with
      incentive stock option plan (78 shares).       121                      622                                               743
Cash dividends, preferred stock.............                                           (845)                                   (845)
Decrease in obligation to ESOP..............                                                        1,150                     1,150
Common stock issued pursuant to rights offering
     (727 shares)...........................       1,136                    5,465                                             6,601
Tax benefit from ESOP dividends.............                                  197                                               197
Proceeds from issuance of common stock under
     dividend reinvestment plan (175 shares)         264                    3,281                                             3,545
Conversion and redemption of preferred stock       1,183       (747)         (178)                                              258
Purchase of common stock of former
      Independence shareholders..............                                                                    (1,236)     (1,236)
Fair value adjustment on available for sale
securities, net of tax............................                                   (5,921)                                 (5,921)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                    $23,546    $ 7,536      $144,551  $ 36,086      $ (4,403)     $ (3,352)   $203,964
===================================================================================================================================

                             See accompanying notes.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

1.   Significant           Basis of Presentation
     Accounting
     Policies              The consolidated financial statements include the
                           accounts of Commerce Bancorp, Inc. (the Company) and its wholly-owned subsidiaries (Banks), Commerce Bank, N.A. (Commerce NJ), Commerce Bank/Pennsylvania, N.A.
                           (Commerce PA), Commerce Bank/Shore, N.A. (Commerce
                           Shore), and Commerce Bank/North (Commerce North). The former Independence Bancorp, Inc. (Independence) ,
                           Bergen County, New Jersey, was merged into Commerce
                           Bancorp, Inc. on January 21, 1997 and its wholly-owned subsidiary bank, Independence Bank of New Jersey, was thereafter renamed Commerce
                           Bank/North. The Company issued approximately
                           2,660,000 shares of common stock to shareholders of Independence based on an exchange ratio of .98175 of a share of the Company's common stock for each share of Independence common stock. The transaction was accounted for as a pooling of interests. The
                           Company's originally reported results of operations have been restated herein to include Commerce North's results of operations for all periods presented. All material intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with 1996 presentation.

                           The Company is a multi-bank holding company headquartered in Cherry Hill, New Jersey, operating primarily in the metropolitan Philadelphia, Southern New Jersey and Northern New Jersey markets. Through its subsidiaries, the Company provides retail and commercial banking services, corporate trust services, municipal bond underwriting services, and insurance brokerage services.

                           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           Investment Securities

                           Trading account securities are carried at market value. Gains and losses, both realized and unrealized, are included in other operating income.

                           Investment securities are classified as held to maturity when the Company has the intent and ability to hold those securities to maturity. Securities held to maturity are stated at cost and adjusted for accretion of discounts and amortization of premiums.


                           Those securities that might be sold in response to changes in market interest rates, prepayment risk, the Company's income tax position, the need to increase regulatory capital, or similar other factors are classified as available for sale. Available for sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for accretion of discounts and amortization of premiums. Realized gains and losses are determined on the specific certificate method and are included in non-interest income.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           Loans

                           Loans are stated at principal amounts outstanding, net of deferred loan origination fees and costs. Interest income on loans is accrued and credited to interest income monthly as earned. Loan origination fees are generally considered as adjustments of interest rate yields and are amortized into interest income on loans over the terms of the related loans.

                           Loans are placed on a non-accrual status and cease accruing interest when loan payment performance is deemed unsatisfactory. However, all loans past due 90 days are placed on non-accrual status, unless the loan is both well secured and in the process of collection.

                           Allowance for Loan Losses

                           The allowance for loan losses is increased by provisions charged to expense and reduced by loan charge-offs net of recoveries. Based upon management's evaluation of the loan portfolio, the allowance is maintained at a level considered adequate to absorb estimated inherent losses in the Banks' loan portfolios.

                           Bank Premises and Equipment

                           Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization is determined on the straight-line method for financial reporting purposes, and accelerated methods for income tax purposes.

                           Other Real Estate (ORE)

                           Real estate acquired in satisfaction of a loan is reported in other assets at the lower of cost or fair value less disposition costs. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to ORE and recorded at the lower of cost or fair value less disposition costs based on their appraised value at the date actually or constructively received. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Subsequent adjustments to the carrying values of ORE properties are charged to operating expense.

                           Intangible Assets

                           The excess of cost over fair value of net assets acquired (goodwill) is included in other assets and is being amortized on a straight-line basis over the period of expected benefit, which approximates 15 years. Goodwill amounted to $3,377,000 and $3,699,000 at December 31, 1996 and 1995, respectively. Other intangible assets are amortized on a straight-line basis over 10- to 15-year lives. Other intangibles amounted to $2,923,000 and $3,374,000 at December 31, 1996 and 1995, respectively.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           Earnings and Cash Dividends Per Share

                           Primary net income per common and common equivalent share is based on the weighted average common shares and common share equivalents outstanding during the period after retroactive recognition is given to the earliest period presented for common stock dividends. Fully diluted net income per share assumes conversion of preferred stock. All common stock per share information has been adjusted for the 5% common stock dividend declared on December 19, 1996.

                           Income Taxes

                           The provision for income taxes is based on current taxable income. When income and expenses are recognized in different periods for book purposes, deferred taxes are provided.

                           Restriction on Cash and Due From Banks

                           The Banks are required to maintain reserve balances with the Federal Reserve Bank. The weighted average amount of the reserve balances for 1996 and 1995 were approximately $34,649,000 and $35,391,000, respectively.

                           Recent Accounting Statement

                           The Financial Accounting Standards Board (FASB) recently issued Statement No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125). FAS 125 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to recognize financial assets when control has been surrendered in accordance with the criteria provided in FAS 125. FAS 125 is applicable to transactions occurring after December 31, 1996, except for provisions dealing with securities lending and repurchase/dollar repurchase agreements, which will become effective after December 31, 1997. The adoption of FAS 125 is not expected to have a material impact on the Company's results of operations or financial condition.

2.   Mergers               On November 15, 1996, two insurance brokerage
     and                   agencies, Keystone National Companies, Inc., Cherry
     Acquisitions          Hill, New Jersey, and Morales, Potter & Buckelew,
                           Inc., t/a Buckelew & Associates, Toms River, New
                           Jersey, were acquired by the Company and thereafter merged to form Commerce National Insurance Services,
                           Inc. ("Commerce Insurance") . Effective December 1,
                           1996, a third insurance brokerage agency, Chesley &
                           Cline, Inc., Mt. Holly, New Jersey, was merged with and into Commerce Insurance. The Company issued approximately 713,000 shares of common stock in exchange for all of the outstanding shares of these agencies. Effective January 1, 1997 a fourth insurance brokerage agency, Colkate, Inc., t/a The
                           Morrissey Agency ("Morrissey"), Mount Laurel, New
                           Jersey, was merged with and into Commerce Insurance.
                           The Company issued approximately 27,000 shares of common stock in exchange for all of the outstanding shares of Morrissey. The transactions were accounted for as poolings of interests. However, financial statements of the periods prior to the acquisitions have not been restated as the changes would be immaterial.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

3.   Investment            A summary of the amortized cost and market value of
     Securities            securities available for sale and securities held to
                           maturity (in thousands) at December 31,1996 and 1995 follows:

                                                                   December 31,
                                        ----------------------------------------------------------------
                                                                      1996
                                        ----------------------------------------------------------------
                                                              Gross             Gross
                                          Amortized        Unrealized        Unrealized        Market
                                             Cost             Gains            Losses           Value
                                        --------------    -------------     -------------    -----------
U.S. Government agency and mortgage-
     backed obligations.............          $717,560      $       108        $ (10,352)       $707,316
Obligations of state and political
      subdivisions..................            15,670               73                           15,743
Equity securities...................             2,832            1,162                            3,994
Other...............................            40,434                                            40,434
                                        --------------    -------------     -------------    -----------
Securities available for sale.......          $776,496      $     1,343        $ (10,352)       $767,487
                                        ==============    =============     ============     ===========
U.S. Government agency and mortgage-
   backed obligations...............          $798,345      $       218        $ (21,860)       $776,703
Obligations of state and political
   subdivisions.....................            22,674               19               (1)         22,692
Other...............................            16,493                                            16,493
                                        --------------    -------------     -------------    -----------
Securities held to maturity.........          $837,512      $       237        $ (21,861)       $815,888
                                        ==============    =============     ============     ===========

                                                                      December 31,
                                        -----------------------------------------------------------------------
                                                                         1995
                                        -----------------------------------------------------------------------
                                                              Gross            Gross
                                          Amortized        Unrealized        Unrealized            Market
                                             Cost             Gains            Losses              Value
                                        --------------    -------------    --------------    ------------------
U.S. Government agency and mortgage-
     backed obligations.............          $555,975        $   2,397        $  (2,559)              $555,813
Obligations of state and political
      subdivisions..................
Equity securities...................             2,496              400                                   2,896
Other...............................            12,844                                                   12,844
                                        --------------    -------------    --------------    ------------------
Securities available for sale.......          $571,315        $   2,797           (2,559)              $571,553
                                        ==============    =============    =============     ==================

U.S. Government agency and mortgage-
   backed obligations...............          $738,511        $     404        $ (11,551)              $727,364
Obligations of state and political
   subdivisions.....................            17,597               18               (5)                17,610
Other...............................            16,891                                                   16,891
                                        --------------    -------------    --------------    ------------------
Securities held to maturity.........          $772,999        $     422        $ (11,556)              $761,865
                                        ==============    =============    =============     ==================

The amortized cost and estimated market value of investment securities (in thousands) at December 31, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because obligors have the right to repay obligations without prepayment penalties.

                                                              Available for Sale                      Held to Maturity
                                                      ------------------------------------------------------------------------
                                                         Amortized             Market           Amortized           Market
                                                           Cost                Value              Cost              Value
                                                      ---------------      --------------     -------------     --------------
Due in one year or less............................           $83,863             $83,989          $ 41,523           $ 41,532
Due after one year through five years..............            44,254              44,039            64,086             63,475
Due after five years through ten years.............             9,516               9,553             4,583              4,494
Due after ten years................................            21,777              20,730             1,794              1,777
Mortgage-backed securities.........................           614,254             605,182           725,526            704,610
Equity securities..................................             2,832               3,994
                                                      ---------------      --------------     -------------     --------------
                                                             $776,496            $767,487          $837,512           $815,888
                                                      ===============      ==============     =============     ==============

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           Proceeds from sales of securities available for sale during 1996, 1995, and 1994 were $107,666,000,
                           $146,000, and $961,000, respectively. Gross gains of $1,675,000, $106,000 and $641,000 were realized on the sales in 1996, 1995, and 1994, respectively.

                           At December 31, 1996 and 1995, investment securities with a carrying value of $269,617,000 and $220,702,000, respectively, were pledged to secure deposits of public funds.

                           On November 15, 1995, the FASB issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the provisions of that report, management reclassified $401,800,000 of investment securities from the held to maturity category to the available for sale category as of December 31, 1995. Unrealized losses on those securities transferred were $861,000.

                           At December 31, 1996, the unrealized depreciation in securities available for sale included in retained earnings totaled $5,755,000, net of tax, compared to unrealized appreciation of $166,000, net of tax, at December 31, 1995.

4. Loans The following is a summary of loans outstanding (in thousands) at December 31, 1996 and 1995:


                                                         December 31,
                                            -----------------------------------
                                                 1996                 1995
                                            ---------------     ---------------
Commercial real estate:
     Owner-occupied.......................         $167,702            $149,258
     Other................................          288,733             250,782
     Construction.........................           52,372              52,593
                                            ---------------     ---------------
                                                    508,807             452,633
Commercial loans:
     Term.................................          153,793             126,120
     Line of credit.......................           91,418              68,372
     Demand...............................              529                 407
                                            ---------------     ---------------
                                                    245,740             194,899
Consumer:
     Mortgages (1-4 family residential)...          153,615             133,893
     Installment..........................           54,548              44,781
     Home equity..........................          293,591             212,845
     Credit lines.........................           10,554               9,764
                                            ---------------     ---------------
                                                    512,308             401,283
                                            ---------------     ---------------
                                                 $1,266,855          $1,048,815
                                            ===============     ===============

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements


                           At December 31, 1996 and 1995, loans of approximately $5,847,000 and $5,341,000, respectively, were outstanding to certain of the Company's and the Banks' directors and officers, and approximately $16,288,000 and $15,267,000, respectively, of loans were outstanding from companies in which certain of the Company's and the Banks' directors and officers are associated, exclusive of loans to any such person and associated companies which in aggregate did not exceed $60,000. The terms of these loans are substantially the same as those prevailing at the time for comparable unrelated transactions. A summary (in thousands) of the related party loans outstanding at December 31, 1996 is as follows:


                                                      1996
                                                ----------------
Balance, January 1.........................         $ 20,812
New loans..................................            8,995
Loan payments..............................            7,671
                                                ----------------
Balance, December 31.......................         $ 22,136
                                                ================

                           The Company engaged in certain activities with other entities which are affiliated with directors of the Company. The Company received real estate appraisal services from a company owned by a director of the Company. Such real estate appraisal services amounted to $195,000 in 1996, $222,500 in 1995, and $264,000 in 1994. The Company received legal services from two law firms of which two directors of the Company are partners. Such aggregate legal services amounted to $1,243,000 in 1996, $1,371,000 in 1995, and
                           $1,307,000 in 1994.

5.   Allowance             The following is an analysis of changes in the
     for Loan              allowance for loan losses (in thousands) for 1996,
     Losses                1995, and 1994:


                                                     1996             1995              1994
                                                 -------------    -------------    --------------
Balance, January 1.............................        $16,014          $14,666           $12,515
Provision charged to operating expense.........          4,857            2,774             5,224
Recoveries of loans previously
     charged off...............................            655            1,021               605
Loan charge-offs...............................         (3,551)          (2,447)           (3,678)
                                                 -------------    -------------    --------------
Balance, December 31...........................        $17,975          $16,014           $14,666
                                                 =============    =============    ==============

6.     Nonaccrual          The total of non-performing loans (nonaccrual and
       and Restruc-        restructured loans) was $11,252,000 and $10,218,000
       tured Loans         at December 31, 1996 and 1995, respectively.
       and Other           Non-performing loans of $1,758,000, $5,664,000, and
       Real Estate         $1,861,000 net of charge offs of $250,000, $103,000,
                           and $153,000 were transferred to other real estate during 1996, 1995, and 1994, respectively. Other real estate ($8,252,000 and $11,862,000 at December 31,
                           1996 and 1995, respectively) is included in other assets.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements


                           At December 31, 1996 and 1995 , the recorded investment in loans considered to be impaired under FASB Statement No. 114 "Accounting by Creditors for Impairment of a Loan" totaled $9,338,000 and $8,387,000, respectively, all of which are included in non-performing loans. As permitted, all homogenous smaller balance consumer and residential mortgage loans are excluded from individual review for impairment. The majority of impaired loans were measured using the fair market of collateral. No portion of the allowance for loan losses for 1996 or 1995 was allocated to these loans. During 1996 and 1995, impaired loans averaged approximately $9,213,000 and $9,893,000 respectively. Interest income of approximately $1,226,000 and $1,079,000 would have been recorded on non-performing loans (including impaired loans) in accordance with their original terms in 1996 and 1995, respectively. Actual interest income recorded on these loans amounted to $262,000 and $299,000 during 1996 and 1995, respectively.

7.     Bank                A summary of bank premises and equipment (in
       Premises,           thousands) is as follows:
       Equipment,
       and Leases

                                                          December 31
                                                   -------------------------
                                                       1996           1995
                                                   ----------    -----------

Land.........................................         $20,291        $16,796
Buildings....................................          44,230         36,282
Leasehold improvements.......................           9,763          8,707
Furniture, fixtures and equipment............          49,751         40,761
Leased property under capital leases.........             124            124
                                                   ----------     ----------
                                                      124,159        102,670
Less accumulated depreciation and
       amortization..........................          29,820         22,926
                                                   ----------     ----------
                                                      $94,339        $79,744
                                                   ==========     ==========

                           At December 31, 1996, Commerce NJ leased one of its branches under a capital lease with an unrelated party. All other branch leases are accounted for as operating leases with the related rental payments being expensed ratably over the life of the lease.

                           The Company leases its headquarters building from a limited partnership in which the Company is a 49% limited partner at December 31, 1996. The lease is accounted for as an operating lease with an annual rent of $965,000. The lease expires in 2001 and is renewable for five additional terms of five years each. The Company leases its operations facility from a limited partnership in which the Company is a 44% limited partner at December 31, 1996. The lease is accounted for as an operating lease with an annual rent of $572,000. The lease expires in 2004 and is renewable for two additional terms of five years each.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           At December 31, 1996, the Company leased from related parties under separate operating lease agreements the land on which it has constructed five branch offices. The aggregate annual rental under these related party leases for 1996, 1995, and 1994 was approximately $200,000. These leases expire periodically through 2010 but are renewable through 2030. Aggregate annual rentals escalate to $274,000 in 2004.

                           The Company leases land to a limited partnership partially comprised of the directors of Commerce PA and Commerce NJ. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1996, the future minimum lease payments to be received by the Company amount to approximately $55,000 for each of the next three years and $487,000 thereafter for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility through 2010.

                           Commerce North leases one of its branches from a director and its headquarters facility from a partnership in which a director has a substantial interest. The aggregate annual rental under these related party leases for 1996, 1995, and 1994 was approximately $503,000, $554,000 and $477,000, respectively. The leases expire in 2007 and 2017.

                           Total rent expense charged to operations under operating leases was approximately $3,706,000 in 1996, $3,834,000 in 1995, and $3,516,000 in 1994.

                           The future minimum rental commitments, by year, under the non-cancelable leases are as follows (in thousands) at December 31, 1996:


                                                  Capital      Operating
                                                ----------    ----------
1997.......................................          $  12      $  4,275
1998.......................................             12         3,587
1999.......................................             12         3,348
2000.......................................             12         3,050
2001.......................................             12         2,871
Later years................................            155        16,292
                                                ----------    ----------
Net minimum lease payment..................           $215       $33,423
                                                ----------    ----------
Less amount representing interest..........            111
                                                ----------    ----------
Present value of net minimum lease
     payments..............................           $104
                                                ----------    ----------

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           The Company obtained interior design and general contractor services for $642,000, $596,000, and $468,000 in 1996, 1995, and 1994, respectively, from a business owned by the spouse of the Chairman of the Board of the Company. Additionally, the business received commissions of approximately $990,000, $931,000, and $962,000 in 1996, 1995, and 1994,
                           respectively, on furniture and facility purchases made directly by the Company.

8.     Deposits            The aggregate amount of time certificates of deposits
                           in denominations of $100,000 or more was $280,323,000 and $235,023,000 at December 31, 1996 and 1995,
                           respectively.

9.     Other               Other borrowed money consisted primarily of
       Borrowed            securities sold under agreements to repurchase, which
       Money               ranged up to three months maturity. The following
                           table represents information for securities sold under agreements to repurchase.

                                                                December 31,
                                        ------------------------------------------------------------
                                                   1995                            1996
                                        ---------------------------    -----------------------------
                                                                  Average
                                        ------------------------------------------------------------
                                           Amount           Rate           Amount           Rate
                                        -------------    ----------    --------------    -----------
Securities sold under
   agreements to repurchase.........       $70,000         6.33%
Average amount outstanding                  21,398         5.87          $101,240           6.30%
Maximum month-end
   balance..........................        70,000                        347,531

                           As of December 31, 1996, the Company had a line of credit of $366,393,000 available from the Federal Home Loan Bank of New York.

10.   Long-Term            On July 15, 1993, the Company issued $23,000,000 of
      Debt                 8 3/8% subordinated notes due 2003. Interest on the
                           debt is payable semi-annually on January 15 and July
                           15 of each year. The notes may be redeemed in whole or in part at the option of the Company after July
                           15, 2000 at a price from 102% to 100% of the principal plus accrued interest, if any, to the date fixed for redemption, subject to certain conditions.
                           The notes qualify for total risk-based capital for regulatory purposes, subject to certain limitations.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements


11.   Income Taxes         The provision for income taxes consists of the
                           following (in thousands):


                                        1996           1995            1994
                                     ----------   ------------     -----------
Current:
    Federal.........................    $15,026        $14,618         $12,511
    State...........................        864            985             806
                                     ----------   ------------     -----------
Deferred:
    Federal.........................        106          (707)           (765)
    State...........................         55          (116)            (67)

                                     ----------   ------------     -----------
                                        $16,051        $14,780         $12,485
                                     ==========   ============     ===========


                           The above provision includes income taxes related to securities gains of $586,000, $37,000 and $390,000 for 1996, 1995, and 1994, respectively.

                           The provision for income taxes differs from the expected statutory provision as follows:


                                                1996        1995         1994
                                                ----        ----         ----
Expected provision at statutory rate:.....       35.0%       35.0%       35.0%
Difference resulting from:
    Tax-exempt interest on loans..........       (0.3)       (0.4)       (0.5)
    Tax-exempt interest on securities.....       (1.0)       (0.3)       (0.1)
    Purchase accounting adjustments.......        0.3         0.2         0.2
    Other.................................        2.2         1.2         1.5
                                               ------       -----       -----
                                                 36.2%       35.7%       36.1%
                                               ======       =====       =====

                           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements


                           The significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows (in thousands):


                                                  1996                1995
                                             --------------      --------------
Deferred tax assets:
Loan loss reserves........................          $ 5,221             $ 4,855
Other reserves............................              436                 181
Fair value adjustment, available for
     sale securities......................            2,333
Investment valuations.....................               48                  48
Net operating losses......................                                  181
Other.....................................              865                 712
                                             --------------      --------------
Total deferred tax assets.................            8,903               5,977
                                             --------------      --------------
Deferred tax liabilities:
Depreciation..............................            1,564                 828
Intangibles...............................              227                 102
Fair value adjustment, available for
     sale securities......................                                  238
Other.....................................            1,101                 506
                                             --------------      --------------
Total deferred tax liabilities............            2,892               1,674
                                             --------------      --------------
Net deferred assets.......................          $ 6,011             $ 4,303
                                             ==============      ==============

12.    Commitments         In the normal course of business, there are various
       and Letters of      outstanding commitments to extend credit, such as
       Credit              letters of reflected in the accompanying financial
                           statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the borrower. At
                           December 31, 1996, the Banks had outstanding standby letters of credit in the amount of $19,095,000.

                           In addition, the Banks are committed as of December 31, 1996 to advance $49,867,000 on construction loans, $119,779,000 on home equity lines of credit and $60,031,000 on lines of credit. All other commitments total approximately $133,182,000. The Company anticipates no material losses as a result of these transactions.

13.    Dividends           On December 19, 1996, the Board of Directors declared
                           a cash dividend of $0.20 for each share of common stock outstanding and a 5% stock dividend payable
                           January 21, 1997 to stockholders of record on January
                           8, 1997. Payment of the stock dividend resulted in the issuance of 611,134 additional common shares and cash of $23,850 in lieu of fractional shares.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

14.    Common              At December 31, 1996 , the Company's common stock had
       Stock and           a par value of $1.5625. The Company had 20,000,000
       Preferred           shares authorized as of this date.
       Stock
                           At December 31, 1996 the Company had 417,000 shares of Series C ESOP Cumulative Convertible Preferred
                           Stock authorized and issued without par value, (stated value of $1.00 per share) which is convertible at any time into the common stock on a share-for-share basis, after adjustment for common stock dividends and splits. The annual dividend is $1.35 per share payable quarterly. The Series C ESOP
                           Cumulative Convertible Preferred Stock is redeemable at the option of the Company. These shares have been issued to the Company's Employee Stock Ownership Plan
                           (see Note 15).

                           On October 16, 1992, the Company issued 776,875 shares of non-voting Series A 9% cumulative convertible preferred stock. Each share of the Series A preferred stock gave the holder thereof the option to purchase one share of common stock for $9.60 per share, subject to adjustment in certain events. During 1996, the Company exercised its option to redeem all outstanding shares of the Series A preferred stock. 30,000 of the redeemed shares were converted into 30,000 shares of non-convertible non-voting preferred stock, which were held in treasury by the Company at year-end. The remaining shares were converted into common stock.

                           In conjunction with the redemption, approximately 727,000 shares of common stock were issued upon the exercise of the attached purchase options. Net proceeds to the Company were approximately $6.6 million.

15.    Benefit Plans                Employee Stock Option Plan

                           The Company had an Employee Stock Option Plan (the
                           Plan) for the officers and employees of the Company and the Banks as well as a plan for its non-employee directors. The Plan authorizes the issuance of up to 1,157,625 shares of common stock (as adjusted for stock dividends) upon the exercise of options. The option price for options issued under the Plan must be at least equal to 100% of the fair market value of the Company's common stock as of the date the option is granted. These options generally become exercisable to the extent of 25% annually beginning one year from the date of grant, although the amount exercisable beginning one year from the date of grant may be greater depending on the employees' length of service. The options expire not later than 10 years from the date of grant.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           Information concerning option activity for 1996 is as follows:


                                                                   Weighted
                                                Shares         Average Exercise
                                             Under Option            Price
                                            -------------      ----------------
Balance at January 1, 1996.........            1,210,337             $ 12.24
Options granted....................              710,663               24.33
Options exercised..................               90,232               10.99
Options cancelled..................               27,238               15.82
Balance at December 31, 1996.......            1,797,993               17.06

                           Information concerning options outstanding as of December 31, 1996 is as follows:

                                   Options Outstanding                    Options Exercisable
                       -------------------------------------------   -----------------------------
                                          Weighted
                                          Average       Weighted
                                         Remaining       Average                      Weighted
      Range of            Number        Contractual     Exercise        Number         Average
   Exercise Prices      Outstanding         Life          Price      Exercisable   Exercise Price
---------------------  -------------   --------------  -----------   ------------  ---------------
$4.44 to $14.99......        816,571        6.57         $10.75        718,513         $10.66
$15.00 or greater....        981,422        9.74          22.32        351,170          17.01

                           All shares and per share prices have been adjusted for the 5% common stock dividend declared on December 19, 1996.

                           The Company has elected not to adopt the recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS 123), which requires a fair value based method of accounting for all employee stock compensation plans. The Company will continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations to account for its stock-based compensation plans. If the Company had accounted for stock options granted in 1996 and 1995 under the fair value provisions of FAS 123, net income and earnings per share would have been as follows (in thousands, except per share amounts):

                                                    1996               1995
                                               --------------     -------------
Pro forma net income.........................     $  27,257          $  26,014
Pro forma earnings per share:
         Primary.............................     $    1.81          $    1.84
         Fully diluted.......................          1.70               1.73

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           Due to the inclusion of only options granted in 1996 and 1995, the pro forma effects of applying FAS 123 in 1996 and 1995 may not be representative of the pro forma impact in future years.

                           The fair value of options granted in 1996 and 1995 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.16% to 6.70%, dividend yield of 4%, volatility factors of the expected market price of the Company's common stock of .215 to .332, and a weighted average expected life of the options of 4 years.

                           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                           Employee Stock Ownership Plan

                           As of December 31, 1996 the Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of its officers and employees who meet age and service requirements. The ESOP held 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock, purchased at a price of $18.00 per share. The Company guarantees a loan outstanding held by the ESOP. The loan is payable in quarterly installments with the final payment due January 28, 2000. The loan currently bears interest at a variable rate, although the rate can be fixed at future repricing dates in accordance with the loan agreement. The preferred stock has been pledged as security to the loan and pays an annual dividend of $1.35 per share, which the ESOP applies to its obligations under the loan. Employer contributions are determined at the discretion of the Board of Directors but will be sufficient to enable the ESOP to discharge current obligations, including interest, under the loan. The total contribution expense associated with the Plan for 1996, 1995, and 1994 was $885,000, $934,000, and
                           $648,000, respectively.

                           In addition, Commerce NJ has a loan outstanding to the Employee Stock Ownership Plan of the former Independence Bancorp ("Independence ESOP") totaling $1,070,000 at December 31, 1996. This amount has been recorded as a deduction from stockholders' equity. The loan was paid off in May, 1997. The Independence ESOP has applied to the Internal Revenue Service for a ruling with regard to its termination. The total contribution expense associated with the Independence ESOP for 1996, 1995 and 1994 was $124,000, $134,000,
                           and $98,000, respectively. The Company does not anticipate making any further contributions to the Independence ESOP.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           Post-employment and Post-retirement Benefits

                           The Company offers no post-employment and post-retirement benefits.


16.    Fair Value          FASB Statement No. 107, "Disclosures about Fair Value
       of Financial        of Financial Instruments" (FAS 107), requires
       Instruments         disclosure of fair value information about financial
                           instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                           The following table represents the carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995:

                                                             December 31,
                                     ---------------------------------------------------------------
                                                 1996                              1995
                                     -----------------------------     -----------------------------
                                       Carrying           Fair           Carrying           Fair
                                        Amount           Value            Amount           Value
                                     ------------     ------------     ------------     ------------
Financial assets:
    Cash and cash equivalents.......   $  208,833       $  208,833       $  209,857       $  209,857
    Mortgages held for sale.........        1,314            1,314            5,442            5,442
    Trading securities..............       15,327           15,327            8,843            8,843
    Investment securities...........    1,604,999        1,583,375        1,344,552        1,333,418
    Loans (net).....................    1,248,880        1,270,178        1,032,801        1,064,199
Financial liabilities:
    Deposits........................    2,919,670        2,931,212        2,529,186        2,537,757
    Other borrowed money............       70,000           70,000
    Obligation to ESOP..............        3,333            3,333            4,359            4,359
    Long-term debt..................       23,000           24,610           23,000           25,663
Off-balance sheet instruments:
    Standby letters of credit.......                    $     (153)                        $    (128)
    Commitments to extend credit....                          (550)                             (440)

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                           The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                           Cash and cash equivalents, mortgages held for sale and trading securities: The carrying amounts reported approximate those assets' fair value.

                           Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                           Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loans with significant collectibility concerns were fair valued on a loan-by-loan basis utilizing a discounted cash flow method. The carrying amount of accrued interest approximates its fair value.

                           Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

                           Other borrowed money: The carrying amounts reported approximate fair value.

                           Obligation to ESOP: The fair value of the guarantee of the ESOP obligation is estimated using a discounted cash flow calculation that applies interest rates currently being offered to obligations of a similar maturity.

                           Long-term debt: Current quoted market prices were used to estimate fair value.

                           Off-balance sheet instruments: Off-balance sheet instruments of the Company consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for the Company's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

17.      Quarterly        The following represents summarized unaudited
         Financial        quarterly financial data of the Company which, in the
         Data             opinion of management, reflects adjustments
         (Unaudited)      (comprising only normal recurring accruals) necessary
                          for fair presentation (in thousands, except per share amounts)

                                                         Three Months Ended
                                         ---------------------------------------------------
                                           December    September       June         March
                 1996                         31           30           30           31
---------------------------------------  ------------ ------------  -----------  -----------
Interest income........................      $ 54,479     $ 51,874     $ 49,093     $ 47,289
Interest expense.......................        20,785       19,695       18,526       18,316
Net interest income....................        33,694       32,179       30,567       28,973
Provisions for loan losses.............         2,309          980          774          794
Net investment securities gains........           820           36           48          771
Provision for federal and state income
   taxes...............................         4,127        3,877        4,107        3,940
Net income.............................         6,445        7,134        7,510        7,161
Net income applicable to common stock..         6,305        6,993        7,230        6,880
Net income per common share:
    Primary............................      $   0.40     $   0.47     $   0.51     $   0.49
    Fully diluted......................          0.39         0.44         0.48         0.45

                 1995
---------------------------------------

Interest income........................      $ 47,209     $ 46,806     $ 46,792     $ 45,311
Interest expense.......................        18,731       19,130       19,449       18,909
Net interest income....................        28,478       27,676       27,343       26,402
Provision for loan losses..............           661          528          548        1,037
Provision for federal and state income
    taxes..............................         3,784        3,997        3,718        3,281
Net income.............................         7,151        7,137        6,545        5,819
Net income applicable to common stock..         6,960        6,827        6,236        5,507
Net income per common share:
    Primary............................      $   0.49     $   0.49     $   0.46     $   0.44
    Fully diluted......................          0.47         0.46         0.43         0.41

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

18.    Condensed Financial Statements of the Parent Company and Other Matters

Balance Sheets
-----------------------------------------------------------------------
(dollars in thousands)                                                              December 31,
                                                                               1996             1995
                                                                           -------------    -------------
Assets
Cash...................................................................       $    8,294       $    5,979
Securities available for sale..........................................            8,374            4,077
Securities held to maturity............................................               77              110
Investment in Banks ...................................................          209,335          190,067
Other assets...........................................................            8,713            8,850
                                                                           -------------    -------------
                                                                                $234,793         $209,083
                                                                           =============    =============
Liabilities
Other liabilities......................................................       $    4,496       $    2,029
Long-term debt.........................................................           23,000           23,000
Obligations to Employee Stock Ownership Plan (ESOP)....................            3,333            4,359
                                                                           -------------    -------------
                                                                                  30,829           29,388
                                                                           -------------    -------------
Stockholders' Equity
Common stock...........................................................           23,546           18,894
Series C preferred stock...............................................            7,506            7,506
Series A preferred stock...............................................               30              777
Capital in excess of par or stated value...............................          144,551          125,911
Retained earnings......................................................           36,086           34,276
                                                                           -------------    -------------
                                                                                 211,719          187,364
                                                                           -------------    -------------
Less commitment to ESOP................................................            4,403            5,553
Less treasury stock....................................................            3,352            2,116
                                                                           -------------    -------------
    Total stockholders' equity.........................................          203,964          179,695
                                                                           =============    =============
                                                                              $  234,793       $  209,083
                                                                           =============    =============

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

Statements of Income
------------------------------------------------------
(dollars in thousands)                                                Years ended December 31,
                                                           -----------------------------------------------
                                                               1996             1995             1994
                                                           ------------     -------------    -------------
Income:
    Dividends from Banks..............................         $ 11,406         $   8,203        $   4,400
    Interest income...................................              728               207              203
    Other.............................................              173               325              872
                                                           ------------     -------------    -------------
                                                                 12,307             8,735            5,475
Expenses:
    Interest expense..................................            2,025             2,025            2,025
    Operating expenses................................            1,911             1,479            1,601
                                                           ------------     -------------    -------------
                                                                  3,936             3,504            3,626
Income before income taxes and equity in
    undistributed income of Banks.....................            8,371             5,231            1,849
Income tax expense (benefit)..........................             (975)             (956)            (834)
                                                           ------------     -------------    -------------
                                                                  9,346             6,187            2,683
Equity in undistributed income of Banks...............           18,904            20,465           19,462
                                                           ------------     -------------    -------------
Net income............................................           28,250            26,652           22,145
Dividends on preferred stock..........................              842             1,122            1,633
                                                           ------------     -------------    -------------
Net income applicable to common stock.................         $ 27,408          $ 25,530         $ 20,512
                                                           ============     =============    =============

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

Statements of Cash Flows
------------------------------------------------------
(dollars in thousands)                                                 Year Ended December 31,
                                                           -----------------------------------------------
                                                               1996             1995             1994
                                                           ------------     -------------    -------------
Operating Activities:
    Net income........................................       $   28,250        $   26,652       $   22,145
    Adjustments to reconcile net income to net cash
    provided by operating activities:
        Undistributed income of Banks.................          (18,904)          (20,465)         (19,462)
        Gains on sales of securities available for sale                              (106)            (641)
        Decrease in other assets......................              137               429              699
        Increase in other liabilities.................            1,428               706               44
                                                           ------------     -------------    -------------
            Net cash provided b operating activities..           10,911             7,216            2,785
Investing activities:
    Investments in Banks..............................           (3,000)          (25,925)          (2,900)
    Proceeds from sale of securities available
        for sale......................................                                189              961
    Purchase of equity securities.....................           (1,572)             (918)
    Other.............................................               69                18             (139)
                                                           ------------     -------------    -------------
            Net cash used by investing activities.....           (4,503)          (26,636)          (2,078)
Financing activities:
    Net proceeds from common stock offering...........                             25,774
    Tax benefit from ESOP dividends...................              197               197              197
    Proceeds from issuance of common stock
        under dividend reinvestment plan..............            3,397             1,612              952
    Cash dividends....................................           (8,430)           (7,116)          (5,796)
    Proceeds from exercise of stock options...........              743             1,068              961
    Purchase of treasury stock........................                               (352)            (214)
    Redemption of preferred B stock...................                                                 (61)
                                                           ------------     -------------    -------------
            Net cash (used) provided by
               financing activities...................           (4,093)           21,183           (3,961)
Increase (decrease) in cash and cash equivalents......            2,315             1,763           (3,254)
Cash and cash equivalents at beginning of year........            5,979             4,216            7,470
                                                           ------------     -------------    -------------
Cash and cash equivalents at end of year..............       $    8,294        $    5,979       $    4,216
                                                           ------------     -------------    -------------
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
        Interest......................................       $    1,926        $    1,926       $    1,926
        Income taxes..................................           11,905            12,245           11,763

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

                  Holders of common stock of the Company are entitled to receive dividends when declared by the Board of Directors out of funds legally available. Under the New Jersey Business Corporation Act, the Company may pay dividends only if it is solvent and would not be rendered insolvent by the dividend payment and only to the extent of surplus (the excess of the net assets of the Company over its stated capital).

                  The approval of the Comptroller of the Currency is required for a national bank to pay dividends if the total of all dividends declared in any calendar year exceeds net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, Commerce NJ, Commerce PA, Commerce Shore, and Commerce North can declare dividends in 1997 without approval of the Comptroller of the Currency of approximately $23,259,000, $4,116,000, $7,201,000, and $5,125,000,
                  respectively, plus an additional amount equal to each bank's net profit for 1997 up to the date of any such dividend declaration.

                  The Federal Reserve Act requires the extension of credit by Commerce NJ, Commerce PA and Commerce Shore to certain affiliates, including Commerce Bancorp, Inc. (parent), be secured by readily marketable securities, that extension of credit to any one affiliate be limited to 10% of the capital and capital in excess of par or stated value, as defined, and that extensions of credit to all such affiliates be limited to 20% of capital and capital in excess of par or stated value. At December 31, 1996 and 1995, the Company complies with these guidelines.

                  The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-based assets (as defined) and of Tier I capital to average assets(as defined), or leverage. Management believes, as of December 31, 1996, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject.

Commerce Bancorp, Inc. and Subsidiaries Notes to
Consolidated Financial Statements

         The following table presents the Company's and Commerce NJ's risk-based and leverage capital ratios at December 31, 1996 and 1995:


                                                                                            Per Regulatory Guidelines
                                                                              ----------------------------------------------------
                                                            Actual                       Minimum              "Well Capitalized"
                                               -----------------------------  --------------------------   -----------------------
                                                   Amount         Ratio          Amount         Ratio         Amount        Ratio
                                               -------------- --------------  -------------- -----------   ------------  ---------
              December 31, 1996
--------------------------------------------
Company
     Risk-based capital ratios:
          Tier 1............................      $203,898       12.57%       $  64,908        4.00%       $  97,362         6.00%
          Total capital.....................       244,873       15.09          129,816        8.00          162,269        10.00
     Leverage ratio.........................       203,898        6.46           94,684        3.00          157,807         5.00
Commerce NJ
     Risk-based capital ratios:
          Tier 1............................      $146,226       13.61%        $ 42,984        4.00%       $  64,475         6.00%
          Total capital.....................       157,735       14.68           85,967        8.00          107,459        10.00
     Leverage ratio.........................       146,226        7.06           62,165        3.00          103,609         5.00

              December 31, 1995
--------------------------------------------
Company
     Risk-based capital ratios:
          Tier 1............................      $173,176       12.64%       $  54,808        4.00%      $  82,212         6.00%
          Total capital.....................       212,190       15.49          109,616        8.00         137,019        10.00
     Leverage ratio.........................       173,176        6.43           80,772        3.00         134,620         5.00
Commerce NJ
     Risk-based capital ratios:
          Tier 1............................      $135,393       14.40%       $  37,615        4.00%      $  56,422         6.00%
          Total capital.....................       146,217       15.55           75,230        8.00          94,037        10.00
     Leverage ratio.........................       135,393        7.20           56,356        3.00          93,927         5.00

==============================================================================

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Corporation, the Trust or by the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Corporation or the Trust since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                    ---------------------

                      TABLE OF CONTENTS

                    ---------------------


                                                             Page

Available Information...................................
Incorporation of Certain Documents by Reference.........
Summary.................................................
Selected Consolidated Financial Data....................
Risk Factors............................................
Commerce Bancorp, Inc. .................................
Use of Proceeds. .......................................

Ratios of Earnings to Fixed Charges.....................

Accounting Treatment....................................
Regulatory Treatment....................................
Capitalization..........................................
Commerce Capital Trust I................................
Management's Discussion and Analysis of
    Financial Condition and Results of Operations.......
Description of Capital Securities.......................
Description of Junior Subordinated Debentures...........
Description of Guarantee................................
Relationship Among the Capital Securities, the
    Junior Subordinated Debentures and the Guarantee....
Certain Federal Income Tax Consequences.................
ERISA Considerations....................................
Underwriting............................................
Legal Matters...........................................
Independent Auditors....................................
Index to Financial Statements...........................

===============================================================================

===============================================================================


                         $50,000,000 Capital Securities




                            COMMERCE CAPITAL TRUST I





                            8-3/4% Capital Securities

                      fully and unconditionally guaranteed,
                             as described herein, by




                             COMMERCE BANCORP, INC.




                                   ----------

                                   PROSPECTUS

                                   ----------

Wheat First Butcher Singer                       Janney Montgomery Scott Inc.




                                  June 6, 1997









===============================================================================